Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

ALLIANCE HOLDCO LIMITED

a private limited company organized under the laws of England and Wales;

ALLIANCE ACQUISITION SUB, INC.,

a Delaware corporation; and

APPLIED GENETIC TECHNOLOGIES CORPORATION,

a Delaware corporation

Dated as of October 23, 2022

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2.26	Non-Contravention; Consents	38
2.27	Opinion of Financial Advisor	39
2.28	Financial Advisor	39
2.29	Disclosure	39
2.30	Acknowledgement by the Company	40
SECTION 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		40
3.1	Due Organization; Etc	40
3.2	Authority; Binding Nature of Agreement	41
3.3	Ownership of Company Capital Stock	41
3.4	Litigation	41
3.5	Available Funds	41
3.6	Non-Contravention; Consents	41
3.7	Disclosure	42
3.8	Acknowledgement by Parent	43
3.9	Purchaser	43
SECTION 4.
CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD		43
4.1	Access and Investigation	43
4.2	Operation of the Business	44
4.3	Conduct of Business by Parent and Purchaser Pending the Merger	48
4.4	No Solicitation	48
SECTION 5.
ADDITIONAL COVENANTS OF THE PARTIES		51
5.1	Company Recommendation	51
5.2	Warrants, Stock Options, RSUs and Company ESPP	53
5.3	Employee Benefits	54
5.4	Indemnification of Officers and Directors	55
5.5	Regulatory Approvals and Related Matters.	56
5.6	Disclosure	57
5.7	Resignation of Officers and Directors	58
5.8	Section 16 Matters	58
5.9	Obligations of Purchaser	58
5.10	Certain Litigation	58
5.11	Stock Exchange Delisting; Deregistration	59
5.12	State Takeover Laws	59
5.13	Rule 14d-10 Matters	59
5.14	Equity Commitment	59
SECTION 6.
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER		60
6.1	Completion of the Offer	60
6.2	No Restraints	60

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SECTION 7.
TERMINATION		60
7.1	Termination	60
7.2	Effect of Termination	62
7.3	Expenses; Termination Fee	62
SECTION 8.
MISCELLANEOUS PROVISIONS		64
8.1	Amendment	64
8.2	Waiver	64
8.3	No Survival of Representations, Warranties and Covenants	64
8.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	64
8.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	65
8.6	Disclosure Schedules	65
8.7	Assignability; No Third Party Rights	65
8.8	Notices	66
8.9	Severability	67
8.10	Construction	67
8.11	Parent Guarantee	68
8.12	Tax Matters	68

Exhibit A - Certain Definitions
Exhibit B - Form of Certificate of Incorporation of Surviving Corporation
Exhibit C - Form of Bylaws of Surviving Corporation
Exhibit D - Form of CVR Agreement
Exhibit E - Offer Conditions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 23, 2022, by and among ALLIANCE HOLDCO LIMITED, a private limited company organized under the laws of England and Wales (“Parent”); ALLIANCE ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”); and APPLIED GENETIC TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) other than the Shares to be cancelled pursuant to Section 1.8(a) (the “Excluded Shares”) for (i) the Cash Consideration, net to the seller in cash, without interest, plus (ii) one contingent value right per Share (each, a “CVR”) which shall represent the right to receive potential milestone payments pursuant to the CVR Agreement and subject to the terms of the CVR Agreement (the Cash Consideration plus one CVR, collectively, as such amount may be increased in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

B. As soon as practicable following the consummation of the Offer, Purchaser will, in accordance with Section 251(h) of the DGCL, be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time (other than Excluded Shares and Dissenting Company Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The respective boards of directors of Parent, Purchaser and the Company have approved the Contemplated Transactions (including the Offer and the Merger) and adopted this Agreement.

D. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the consummation of the Offer, Parent and the Rights Agent will enter into the CVR Agreement.

E. The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

F. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing support agreements in favor of Parent (the “Support Agreements”) concurrently with the execution of this Agreement, pursuant to which each such stockholder has agreed, among other things, to tender the Shares held by such Person in the Offer.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.

DESCRIPTION OF TRANSACTION

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with SECTION 7, as promptly as reasonably practicable, and in any event within four Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.2), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, that if, at the time Purchaser intends to commence the Offer, the Company is not prepared to file with the SEC and to disseminate to holders of Shares the Schedule 14D-9, Purchaser shall not be obligated to commence the Offer until such time as the Company is so prepared. The obligations of Purchaser, and of Parent to cause Purchaser, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit E hereto) and (ii) the satisfaction or waiver by Purchaser of each of the other conditions set forth in Exhibit E hereto (together with the Minimum Condition, the “Offer Conditions”). The obligation of Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Purchaser expressly reserves the right, in its sole discretion, to (A) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement), (B) add additional milestones solely with respect to additional milestone payments to the CVR Agreement, (C) waive any Offer Condition or (D) modify any of the other terms or conditions of the Offer prior to the Acceptance Time to the extent not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Purchaser shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration as contemplated by Section 1.1(a)(A) or (B)), (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum Condition, (5) add to the Offer Conditions, (6) extend the expiration of the Offer except as required or permitted by Section 1.1(b), (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares in their capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions (other than, for the avoidance of doubt, delays resulting from increases to the Offer Price as contemplated above or extensions of the scheduled expiration date of the Offer on the terms set forth below).

(b) The Offer shall initially be scheduled to expire at 5:00 p.m. (New York City time) on November 28, 2022 (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been so extended, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under SECTION 7: (i) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to 10 Business Days per extension (the length of such extension periods to be determined by Purchaser in its sole discretion), to permit such Offer Condition to be satisfied; and (ii) if, as of the Initial Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one occasion for an additional period specified by the Company of up to eight Business Days (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with SECTION 7 and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(c) Subject to the terms of the Offer and this Agreement and the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of all of the Offer Conditions, Purchaser will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as soon as practicable after the later of (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall promptly after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(d) Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9.

(e) Unless this Agreement is terminated pursuant to Section 7.1, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser shall promptly (and in any event within one Business Day) following such termination terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Purchaser shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(f) At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement, and shall substantially concurrently therewith provide a copy to the Company.

1.2 Offer Documents. On the date of commencement of the Offer, Parent and Purchaser shall: (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase and forms of the related letter of transmittal and form of summary advertisement and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities law. Parent and Purchaser shall cause the Offer Documents (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. The Company shall promptly supply Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to make all reasonable efforts to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use reasonable best efforts to respond to any such comments promptly after they are received.

1.3 Company Actions.

(a) The Company hereby consents to the Offer and, subject to Sections 4.4 and 5.1, to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) As promptly as reasonably practicable on the date of filing by Parent and Purchaser of the Offer Documents and following the filing by Parent and Purchaser of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall, subject to Sections 4.4 and 5.1, contain the Company Board Recommendation and the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities law. The Company shall cause the Schedule 14D-9 (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and the Company further agrees to make all reasonable efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use reasonable best efforts to respond to any such comments promptly after they are received.

In connection with the Offer, the Company shall, promptly following the date of this Agreement (and in any event within three Business Days), provide or cause to be provided to Parent and Purchaser mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, in each case that are accurate and complete as of the most recent practicable date, and shall furnish Parent and Purchaser with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Contemplated Transactions, Parent and Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger or the other Contemplated Transactions and, if this Agreement shall be terminated in accordance with Section 7.1, shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

1.4 Merger of Purchaser into the Company. Following the completion of the Offer, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

1.6 Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to SECTION 7, the consummation of the Merger (the “Closing”) shall take place at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA, 02210, or such other location or means as shall be mutually agreed by the parties, including by remote exchange of electronic copies of documents (including by portable document format (.pdf) delivered by electronic mail), on a date to be designated jointly by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.7 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b) The Bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit C; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

1.8 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Purchaser or any other wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares) shall be converted into the right to receive the Offer Price; and

(iv) each share of the Common Stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company and a record date with respect to any such event shall occur during such period, then the Offer Price shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.8(b) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder of the Company who (A) has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (B) has properly exercised and perfected such stockholder’s demand for appraisal of such shares in the time and manner provided in, and has otherwise complied with, Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Offer Price pursuant to this Section 1.8. By virtue of the Merger, all Dissenting Company Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Offer Price pursuant to Section 1.8(a), without any interest thereon, upon surrender of the Company Stock Certificate(s) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.10, and such shares shall not be deemed to be Dissenting Company Shares. The Company shall give Parent (i) prompt notice of, together with copies of, any demand received by the Company for payment of the fair value of any Company Common Stock, withdrawals of such demands, and any other instruments received by the Company as part of any such demand for dissenter’s rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or settle or offer to settle or compromise any such demands for payment in respect of Dissenting Company Shares.

1.9 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.8(a)(i) or Section 1.8(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Offer Price as contemplated by Section 1.8; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.10.

1.10 Exchange of Certificates.

(a) Prior to the Closing, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall deposit, or shall cause to be deposited, on behalf of Purchaser, with the Paying Agent, substantially concurrent with the Effective Time, all of the funds necessary to make payments of the Cash Consideration in accordance with Section 1.8(a)(iii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”    The Payment Fund may be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for the Offer Price. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Paying Agent shall (and Parent shall cause the Paying Agent to) in exchange therefor transfer from the Payment Fund to such holder the Offer Price that such holder has the right to receive pursuant to the provisions of Section 1.8; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Offer Price as contemplated by Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the payment of any Offer Price, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a reasonable and customary indemnification obligation against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.10 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for payment of the Offer Price (subject to abandoned property, escheat or other similar laws), without interest.

(d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to the Offer Price or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.11 Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to be treated as a sale or exchange of Company Common Stock that is subject to Section 1001 of the Code. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, no party shall be considered to have made any representations or warranties regarding the Tax treatment of the Contemplated Transactions, or any of the Tax consequences to any holder of Company securities of this Agreement or the CVR Agreement, or any other aspect of the Contemplated Transactions. The Company acknowledges that it and holders of its securities are relying solely on their own Tax advisors in connection with this Agreement, the CVR Agreement, and the Contemplated Transactions.

1.12 Withholding Rights. Each of the Paying Agent, the Surviving Corporation, Parent and any of their respective affiliates shall (i) be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, the CVR Agreement and/or the Contemplated Transactions such amounts as it determines are required by the Code or any other applicable law to be deducted and withheld and (ii) shall timely remit such withheld or deducted amounts to the appropriate Governmental Body. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.13 Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 1 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

1.14 CVR Agreement. At or prior to the Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided, that such revisions are not, individually or in the aggregate, detrimental to any holder of CVRs).

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this SECTION 2 is qualified by and subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule, definitive proxy statement or other document filed by the Company with the SEC at any time on or after June 30, 2020 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar predictive, cautionary or forward-looking sections (provided, that this clause (a) shall not apply to any of the representations or warranties set forth in Section 2.1 (Subsidiaries; Due Organization; Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.3 (Capitalization), the first sentence of Section 2.5 (Absence of Changes), Section 2.23 (Authority; Binding Nature of Agreement), Section 2.25 (No Vote Required), Section 2.27 (Opinion of Financial Advisor) or Section 2.28 (Financial Advisor)); (b) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this SECTION 2 in which such representation and warranty appears; and (c) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, nor does the Company own, directly or indirectly, any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. The Company has not agreed and is not obligated to make, and is not bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all necessary Governmental Authorizations to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified does not, and would not reasonably be expected to, have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date hereof, which such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions in its certificate of incorporation or bylaws.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 67,632,195 shares are issued and outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares of Company Preferred Stock are issued or outstanding as of the close of business on the Reference Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. From the Reference Date to the execution of this Agreement, the Company has not (i) issued any shares of Company Common Stock or Company Preferred Stock except pursuant to the exercise of Company Options or Company Warrants or the settlement of Company RSUs outstanding as of the Reference Date in accordance with their terms or (ii) issued or granted any Company Options, Company Warrants, Company RSUs or other equity-based awards.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company that provide a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no

Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Exchange Act, and the Company Common Stock and the Company Warrants constitute the only outstanding class of securities of the Company registered under the Securites Act.

(c) As of the close of business on the Reference Date: (i) 6,535,786 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 128,571 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “Company ESPP”) and no shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the Company ESPP (based on the fair market value of a share of Company Common Stock as of the trading date one trading date prior to the date of this Agreement); (iii) 1,014,300 shares of Company Common Stock are subject to issuance upon vesting of grants of Company RSUs; (iv) 1,825,282 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans; and (vi) 27,537,453 shares of Company Common Stock are subject to issuance pursuant to Company Warrants (assuming no net exercise of any Company Warrants).

(d) Part 2.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the close of business on the Reference Date the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company RSU or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires (if applicable); (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) the applicable vesting schedule of, including any acceleration provisions and the number of vested and unvested shares of Company Common Stock subject to, such Company Equity Award as of the close of business on the Reference Date. The Company has delivered or Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards (the “Form Award Agreements”). All Company Equity Awards have been granted pursuant to agreements that are substantially similar to the Form Award Agreements. Each Company Equity Award may by its terms be treated at the Effective Time as set forth in Section 5.2(a). The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Documents in accordance with GAAP in all material respects, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). The Company has no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards.

(e) Part 2.3(e) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the Reference Date the following information: (i) the name of the registered holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the date on which such Company Warrant expires; and (vi) the applicable vesting schedule of, including any acceleration provisions and the number of vested and unvested shares of Company Common Stock subject to, such Company Warrant as of the close of business on the Reference Date. The Company has delivered or Made Available to Parent accurate and complete copies of the forms of all agreements evidencing such Company Warrants. The Company Warrants have not been amended or supplemented since being provided or Made Available to Parent, and there are no Contracts providing for the amendment or supplement of any such Company Warrant.

(f) Except as set forth in Sections 2.3(a), 2.3(c), 2.3(d) or 2.3(e), as of the Reference Date, there is no: (i) outstanding share of capital stock, or other equity interest in the Company; (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company (including after the Effective Time); (iii) outstanding security, instrument, bond, debenture, note or obligation or other Indebtedness that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company (including after the Effective Time); or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Company Common Stock, and all Company Options and other Company Equity Awards, Company Warrants and other securities of the Company, have been issued and granted in compliance in all respects with: (i) all applicable securities laws and other applicable Legal Requirements; (ii) all requirements set forth in applicable Contracts; and (iii) all requirements set forth in the certificate of incorporation or bylaws of the Company.

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between June 30, 2020 and, solely for purposes of this sentence, the date of this Agreement (and for all other purposes under this Agreement since June 30, 2020), including all amendments thereto since June 30, 2020 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since June 30, 2020 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act (as the case may be) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) or 15 U.S.C. §17241 (Section 302 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete in all material respects, and complies as to form in all material respects with all applicable Legal Requirements and no executive officer of the Company has failed to make such certification and statements relating to the Company SEC Documents in accordance therewith.

(b) The Company maintains, and at all times since June 30, 2020 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with the applicable listing requirements of the Nasdaq Global Market, and has not between June 30, 2020 and the date of this Agreement received any notice asserting any non-compliance with the listing and corporate governance requirements of the Nasdaq Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, in each case in accordance with GAAP. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains, and at all times since June 30, 2020 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between June 30, 2020 and the date of this Agreement, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing. Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(h) Since June 30, 2020, (i) the Company has not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting practices, including any credible complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of applicable Legal Requirements, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between June 30, 2020 and the date of this Agreement, (a) there has not occurred any Company Material Adverse Effect, (b) the Company has operated in all materials respects in the ordinary course of business consistent with past practice and (c) the Company has not taken any action, nor has there occurred any event or occurrence, that would have required the consent of Parent pursuant to Section 4.2(b) (other than subsections (ii), (iii), (viii), (ix), (x), (xi) and (xiii) thereof) had such action, event or occurrence been taken or occurred after the execution and delivery of this Agreement.

2.6 Title to Assets. The Company owns, and has good and valid title to, all material assets (excluding, for purposes of this Section 2.6, Intellectual Property and Intellectual Property Rights) purported to be owned by it, including: (a) all such material assets reflected on the Company Audited Balance Sheet; and (b) all other such material assets reflected in the books and records of the Company as being owned by the Company. All of said material assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the face of the Company Audited Balance Sheet to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehousemen’s or other statutory liens arising in the ordinary course of business consistent with past practice and for which appropriate reserves have been established on the face of the applicable financial statements of the Company to the extent required by GAAP; (iii) liens on goods in transit incurred in the ordinary course of business consistent with past practice; and (iv) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, “Company Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including: (A) all such material assets reflected as leased on the Company Audited Balance Sheet; and (B) all other such material assets reflected in the books and records of the Company as being leased to the Company, and, as of the date of this Agreement, the Company enjoys undisturbed possession of such leased assets.

2.7 Loans. Part 2.7 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by the Company to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

2.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other material tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in all material respects in good condition and repair (ordinary wear and tear excepted), are adequate for the conduct of the business of the Company in the manner in which such business is being conducted on the date of this Agreement, are operated in accordance with all applicable licenses, Permits, consents and Governmental Authorizations and are usable in the regular and ordinary course of business.

(b) The Company does not own, and has never owned, any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease, sublease, license, use and occupancy agreement, or other agreement, and all amendments, assignments and modifications thereto (each a “Real Property Lease”, and collectively, the “Real Property Leases”) pursuant to which the Company leases, subleases, licenses, uses or occupies real property from any other Person (all real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, is referred to as the “Company Leased Real Property”). No Real Property Lease has been modified in any material respect (including orally), except to the extent that such modifications are (i) Made Available to Parent if such modifications were made in writing, or (ii) disclosed in writing to Parent prior to the Acceptance Time if the modifications have been made orally. Except as set forth in the Real Property Leases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than the Company. The Company has not received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform or any offset or counterclaim with respect to any Real Property Lease which has not been fully remedied and/or withdrawn. The Company has never leased, subleased or used any real property other than the Company Leased Real Property.

(d) Each Real Property Lease is in full force and effect and is legal, binding, valid and enforceable by and against the Company and, to the knowledge of the Company, each other party thereto in accordance with its terms. There exists no default under any such Real Property Lease by the Company, nor to the knowledge of the Company by the lessor thereunder, and, there exists no event which with notice or lapse of time or both would constitute a default or breach thereunder by the Company or, to the knowledge of the Company, by the lessor thereunder, or that would permit any such Real Property Lease to be terminated or modified, or the rent payable thereunder accelerated by the other party thereto. With respect to each of the Real Property Leases: (i) the Company has the right to quiet enjoyment of all the applicable

Leased Real Property for the full term of the Real Property Lease and the leasehold or other interest of the Company is a valid and enforceable leasehold interest in and to the Leased Real Property, free and clear of all Encumbrances (including the lien arising out of any attachment, judgement or execution) and there are no Liens on or affecting the Leased Real Property or the estate or interest created by the Real Property Leases other than Company Permitted Encumbrances; (ii) there are no pending disputes, actions or other Legal Proceeds that were brought by the Company against a lessor under or other party to a Real Property Lease alleging that such lessor or other party is in default or has committed a breach under such Real Property Lease; (iv) the Company has not received any written notice from any Governmental Body of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property and, to the knowledge of the Company, the Leased Real Property is not in violation of any material requirements of same; and (v) the Company has not used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except in compliance in all material respects with all laws (including Environmental Laws) with respect thereto.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies: (i) each material item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or has or purports to have an interest of any nature that has been incorporated into any Company Product and has been licensed by the Company on an exclusive basis (the “Company Registered IP”); (ii) the material jurisdiction in which such material Company Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has a material ownership interest in such item of material Company Registered IP and the nature of such ownership interest; and (iv) all material filings required to be made with any Governmental Body as of the date of this Agreement with respect to each item of material Company Registered IP in order to maintain or renew the Company Registered IP during the six month period following the date of this Agreement.

(b) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to the Company) free and clear of any Encumbrances (other than Company Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company in the Company IP that is Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP incorporated into any Company Product has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting such Company IP, and all compensation due under applicable Legal Requirements and/or pursuant to any such agreement has been paid;

(iii) except for the government funding of the University of Florida licensed patents and applications, no funding, facilities or personnel of any Governmental Body have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP or Company Product;

(iv) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret to the extent that the Company has determined such proprietary information should be protected as a trade secret, and, to the knowledge of the Company, there has not been any disclosure of, or access to, any material trade secret or proprietary information included in the Company IP to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such trade secret or information (except for the filing of a patent applicably by the Company disclosing such trade secret or information);

(v) the Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(vi) to the knowledge of the Company, the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as conducted as of the date of this Agreement.

(c) To the knowledge of the Company, all Company IP that is material to the business of the Company is valid, subsisting and enforceable. Except for the patents and patent applications disclosed in Part 2.9(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no Intellectual Property Rights owned by any third party that (i) is required by the Company to conduct its business as currently conducted and (ii) the Company is not currently authorized to use.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice, lapse of time or both, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(e) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(e) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written correspondence that has been received by the Company or any Representative of the Company between June 30, 2020 and the date of this Agreement regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(f) To the knowledge of the Company, none of the Company Products has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g) No infringement, misappropriation or similar claim or Legal Proceeding is or has been pending and served or, to the knowledge of the Company, pending and not served or threatened against the Company or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), in each case which would be material to the Company.

(h) Except as set forth in Part 2.9(h) of the Company Disclosure Schedule, the Company has not received any written notice or, to the knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company or the Company Products, in each case which would be material to the Company.

(i) The Company has not transferred title to, or granted any exclusive license with respect to, any material Company IP.

(j) The IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the business of the Company as currently conducted. The Company has not experienced within the 12 months prior to the date of this Agreement any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems.

(k) With respect to the business of the Company, the Company has implemented reasonable disclosures, policies and procedures with respect to the collection, use, disclosure, and storage of personally identifiable information that comply in all material respects with applicable Legal Requirements. As of the date of this Agreement, the Company is not a party to or the subject of any pending Legal Proceeding that alleges that it has violated any such Legal Requirements, except as would not be material to the Company. The Company does not have knowledge of any information security breach of its systems that would require it (under applicable statutes or regulations) to notify any individuals.

2.10 Contracts.

(a) Except as listed in Part 2.10(a) of the Company Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, the Company is not party to or bound by any Company Contract:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii) (A) under which aggregate payments in excess of $150,000 were made by or to the Company during the fiscal year ended June 30, 2022 or (B) requiring or otherwise involving the potential payment by or to the Company of more than an aggregate of $150,000 (and with respect to any underlying statement of work, only those with a future remaining commitment of more than $150,000 individually);

(iii) evidencing a capital expenditure in excess of $50,000;

(iv) (A) limiting the ability of the Company to compete or engage in any line of business, to make use of any Intellectual Property Rights or to compete with any Person in any geographic area, (B) containing any “non-solicitation”, “no hire” or similar provision restricting the Company or (C) otherwise limiting the freedom or right of the Company to, or requiring the Company to use commercially reasonable efforts or other efforts to, research, develop, sell, distribute, commercialize or manufacture any products or services or any technology or other assets to or for any Person;

(v) (A) relating to or evidencing Indebtedness or any guarantee of Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company;

(vi) relating to any joint venture, partnership, strategic alliance, profit-sharing, research, research and development project or similar arrangement;

(vii) pursuant to which any Intellectual Property Rights or Intellectual Property that has been incorporated into any Company Product and is licensed to the Company (other than non-exclusive licenses to unmodified commercially available third party software);

(viii) that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties (including Intellectual Property Rights) of the Company;

(ix) that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar restriction with any Person or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar restriction with any Person;

(x) that relates to any employee collective bargaining agreement or other contract with any labor union;

(xi) relating to the employment of, or the performance of service by, (A) any current or former executive officer or director of the Company, (B) any employee of the Company providing for annual base salary in excess of $150,000 or (C) any consultant of the Company providing for payment for services in excess of $150,000;

(xii) (A) with any Person beneficially owning five percent (5%) or more of the Shares or any officer, director, employee or Affiliate of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards); (B) containing terms obligating or which may in the future obligate the Company to make any severance, termination, tax gross-up, bonus, change of control award, deferred compensation or similar payment (other than payments constituting base salary or bonus compensation paid in the ordinary course of business consistent with past practice) to any current or former employee, director, officer, employee or independent contractor, (C) providing for the grant or acceleration of the vesting of, or otherwise modifying, any Company Employee Plan other than accelerated vesting as required by the terms of the Company Employee Plans; or (D) pursuant to which the Company may be obligated to make any payment to any Person as a result of the Contemplated Transactions;

(xiii) that provides for the indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company;

(xiv) that provides for the disposition of any material portion of the assets, stock or business of the Company or for the acquisition, directly or indirectly, of a material portion of the assets, stock or business of any other Person (whether by merger, sale of stock or assets, license or otherwise);

(xv) relating to the creation of any Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company;

(xvi) that is a stockholders, investors rights, registration rights, voting or similar agreement or arrangement;

(xvii) that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company, the pledging of capital stock or other equity interests of the Company or the issuance of any guaranty by the Company;

(xviii) under which the Company leases from any other Person any equipment or other tangible personal property providing for annual payments by the Company or its Subsidiaries in excess of $150,000;

(xix) with an academic institution or research center (or any Person working for or on behalf of any of the foregoing);

(xx) that constitutes a Government Contract or is otherwise with any Person working for or on behalf of any Governmental Body;

(xxi) that relates to distribution, marketing, supply, co-promotion, manufacturing or clinical trials of product candidates;

(xxii) pursuant to which the Company has, or would reasonably be likely to have, obligations or interests involving (A) “earnout”, milestone or similar payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company;

(xxiii) that is a hedging, swap, derivative or similar Contract;

(xxiv) that involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $50,000 or (2) will impose, or imposed, any continuing non-monetary obligations on the Company, including any monitoring or reporting obligations to any other Person or any obligations with respect to Intellectual Property Rights; or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xxv) except for “(i)” through “(xxiv)” of this Section 2.10(a) the breach or termination of which, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect;

Each Contract of the type described in Section 2.10(a), whether or not filed as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract”. The Company has Made Available to Parent an accurate, unredacted and complete copy of each Company Contract that constitutes a Company Material Contract as of the date of this Agreement.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect (except for Contracts set forth in Part 2.10(b) of the Company Disclosure Schedule that are expired, terminated, and/or not renewed during the Pre-Closing Period), and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company has not violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, no circumstance or condition exists and no action has been taken, or failed to be taken, by the Company that (with or without notice, lapse of time or both) would or would reasonably be expected to: (A) result in a violation or breach in any material respect of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate in any material respect the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify in any material respect any Company Material Contract; and (iv) between June 30, 2020 and the date of this Agreement, the Company has not received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible violation or breach of, or default under, any Company Material Contract except for such violations, breaches and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has not waived any rights under any Company Material Contract, the waiver of which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11 Liabilities. The Company does not have any material accrued, contingent or other liabilities, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Company since the date of the Company Audited Balance Sheet in the ordinary course of business consistent in all material respects with past practice; (c) liabilities for performance of obligations of the Company pursuant to the express terms of Company Contracts and not arising under or resulting from any breach or nonperformance of such Company Contract; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; (e) liabilities described in Part 2.11 of the Company Disclosure Schedule; or (f) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.12 Compliance with Legal Requirements; Regulatory Matters.

(a) The Company is, and has at all times been, in compliance in all material respects with all Legal Requirements that are applicable to the business, properties, assets and activities of the Company, including the FDA Act. The Company has not received any written notice or, to the knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation, or failure to comply with, or any investigation in respect of any violation of, any applicable Legal Requirement. The Company has filed, maintained or furnished to the FDA and all other applicable Governmental Bodies all documents, correspondences, filings, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications and reports (including all reportable adverse event/experience reports) required to be filed, maintained or furnished by the Company under applicable Legal Requirements in all material respects, and all such submissions were complete and accurate and in material compliance with applicable Legal Requirements when filed (or were corrected or completed in a subsequent filing).

(b) Each Company Product is being or has been researched, developed, tested, manufactured, packaged, labeled, handled, stored, supplied and distributed in compliance in all material respects with all Health Care Laws, including the FDA Act.

(c) The Company has not received any written communication from the FDA or any other Governmental Body, including any warning letter or untitled letter, that alleges or suggests that the Company is not in compliance in all material respects with any applicable requirements under the Health Care Laws.

(d) There have been no pending or, to the knowledge of the Company, threatened investigations, suits, claims, actions or other material Legal Proceeding against the Company relating to the Company Products, including those relating to or arising under applicable Health Care Laws. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees has been or is subject to any enforcement proceedings initiated by any Governmental Body. To the knowledge of the Company, there has not been and is not now civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending or in effect against the Company or any of its officers or employees with respect to the Company Products, and the Company has no material liability (whether actual or contingent) for failure to comply with the applicable Health Care Laws. The Company has not received any complaint, allegation, assertion or claim for (i) personal injury, death or property or economic damages, (ii) contribution or indemnification, (iii) punitive or exemplary damages, or (iv) injunctive relief, in each case based upon strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability in connection with any Company Product or any clinical trial involving a Company Product, and ,to the knowledge of the Company, there are no factual circumstances that could reasonably be expected to lead to such notices, allegations or claims.

(e) Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company, has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, which administers Health Care Laws, or (iii) committed any other act, made any statement, or failed to make any statement that (in any such case), at the time such disclosure was made, establishes a reasonable basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar policy enforced by any comparable Governmental Body.

(f) All manufacturing operations conducted by or on behalf of the Company with respect to any Company Product used in human clinical trials have been and are being conducted in accordance with applicable GMP Regulations, except where the failure to comply would not reasonably be expected to be material to the business of the Company. Other than non-material routine or periodic inspections or reviews, there are no pending, or to the knowledge of the Company, threatened adverse inspections, including inspectional observations (such as Form FDA 483 observations).

(g) All nonclinical studies and clinical trials relating to the Company Products conducted by or on behalf of the Company have been, or are being, conducted in compliance in all material respects with applicable Legal Requirements, including Good Clinical Practices, as amended from time to time, the Animal Welfare Act, and all applicable similar Legal Requirements in other jurisdictions. To the knowledge of the Company, there have been no serious or unanticipated adverse effects associated with the Company Products during clinical trials that have not been reported to any applicable Governmental Bodies as required by applicable Legal Requirements. Neither the FDA nor any other Governmental Body performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Company with respect to any ongoing clinical or nonclinical studies or tests requiring the termination, suspension or material modification of such studies or tests. The Company has not received any written notifications from any institutional review board, ethics committee or safety monitoring committee responsible for review, oversight or approval of any clinical trial involving a Company Product raising any material issues that require or would require the termination, suspension or investigation of, or seeking to place a clinical hold order on or otherwise delay or materially restrict any, clinical trials proposed or currently conducted by, or on behalf of, the Company, and, to the knowledge of the Company, no such action has been threatened.

(h) With respect to each Company Product, the Company has provided to Parent complete and accurate copies of: (i) all clinical data pertaining to XLRP and all other material clinical, preclinical and nonclinical data with respect to any Company Product; (ii) all material written correspondence that exists as of the date of this Agreement between the Company and the FDA or any other Governmental Body, including all meeting minutes or other records of in-person interactions with Governmental Bodies, all briefing books or other Company submissions requesting feedback from Governmental Bodies on any development program and all protocols, applications or special requests submitted to any Governmental Body by the Company or its agents; (iii) all chemistry, manufacturing and controls (“CMC”) information, analytical procedures, validation reports and any other material CMC data pertaining to XLRP and all information regarding the manufacturing facility for XLRP and the facility’s compliance with GMP Regulations and all other applicable Legal Requirements and (iv) all formal and informal commitments made by the Company to any Governmental Body with respect to any clinical trials or preclinical studies, including any long-term follow-up studies or observational studies with respect thereto. Part 2.12(h) of the Company Disclosure Schedule lists all commitments made by the Company to any Governmental Body with respect to any clinical trials or preclinical studies, including any long-term studies with respect thereto, the status of such commitments and the deadline to complete such commitment if outstanding.

(i) Neither the Company, nor, to the Company’s knowledge, its officers, employees, agents or contractor of the Company, have been suspended, excluded, debarred or convicted of any crime or engaged in any conduct that resulted, orwould reasonably be expected to result, in (i) debarment under 21 U.S.C. § 335a or any similar Legal Requirement, (ii) disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Legal Requirement, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement. To the knowledge of the Company, none of its Collaboration Partners has engaged in activities that are prohibited under, or cause for false claim liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other applicable Governmental Body health care program. To the knowledge of the Company, none of its Collaboration Partners is a party to, or bound by, any judgments, prosecution agreements, monitoring agreements or similar agreements with, or imposed by, any Governmental Body, nor is any Collaboration Partner currently the subject of any investigation, material review by a Governmental Body, or Legal Proceeding arising under applicable Health Care Laws.

2.13 Certain Business Practices. Neither the Company, nor (to the knowledge of the Company) any Representative of the Company with respect to any matter relating to the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made or offered any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) accepted any unlawful payments; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable Legal Requirements in other jurisdiction of similar effect, anti-money laundering laws, economic sanctions or export and import control laws, in each case, as amended, or, any related regulations or published interpretations thereunder; or (e) made any other material unlawful payment. There are no internal investigations or, to the knowledge of the Company, since January 1, 2018, prior or pending Legal Proceedings, in each case, regarding any action or any allegation of any action described in the immediately preceding sentence. To the knowledge of the Company, no director, officer, employee or other Representative of the Company is a governmental official, political party official or candidate for political officer, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any governmental official, political party official or candidate for political office, on the other hand.

2.14 Governmental Authorizations.

(a) The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect, and, to the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof. The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. The Company has not received any written notice (or, to the knowledge of the Company, any other communication) from any Governmental Body regarding: (i) any material violation of or failure to comply in any material respect by the Company with any term or requirement of any such Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened by any Governmental Body, which seeks to revoke, withdraw, suspend, cancel, terminate or modify any such Governmental Authorization. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice, lapse of time or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any such Governmental Authorization. The Company has Made Available to Parent copies of all such Governmental Authorizations in effect as of the date of this Agreement.

(b) Part 2.14(b) of the Company Disclosure Schedule lists each material grant, incentive or subsidy (the “Governmental Grants”) provided or Made Available to or for the benefit of the Company by or on behalf of any U.S. federal, state or local Governmental Body or any foreign Governmental Body, whether directly or indirectly as a subcontractor, subrecipient, subgrantee, or similar (at any tier) in connection with a grant, incentive or subsidy between another Person and a Governmental Body. All such Governmental Grants are valid and in fully force and effect. The Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Grant. The Company has not received any written notice (or, to the knowledge of the Company, any other communication) from any Governmental Body regarding: (i) any material violation of failure to comply in any material respect by the Company with any term or requirement of any Governmental Grant; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any

Governmental Grant. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened by any Governmental Body, which seeks to revoke, writhdraw, suspend, cancel, terminate or modify any Governmental Grant. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice, lapse of time or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Grant. The Company has Made Available to Parent copies of all Governmental Grants in effect as of the date of this Agreement.

2.15 No TID U.S. Business. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” as define in 31 C.F.R. § 800.2115, (b) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” as defined in column 2 of Appendix A to 31 C.F.R. Part 800 or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of more than one million U.S. citizens as defined in 31 C.F.R. § 800.241.

2.16 Tax Matters.

(a) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements on or before the applicable due date (taking into account any extensions of such due date duly obtained), and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with applicable Legal Requirements. All amounts of Taxes due and owning by the Company (whether or not shown as due on any Tax Returns) have been paid in full, and adequate reserves have been established in accordance with GAAP for all amounts not yet due and owning.

(b) The unpaid Taxes of the Company did not, as of the date of the Company Audited Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Audited Balance Sheet. Since the date of the Company Audited Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, stockholders, lenders or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose to be paid when due, and the Company or its professional employer organization, as applicable, has complied in all material respects with the Tax reporting requirements associated with payments made to Persons providing services on behalf of the Company, including applicable IRS Forms W-2 and 1099 required with respect thereto.

(d) All sales and use Taxes required to have been collected and paid on the sale of products or taxable services by the Company have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Body.

(e) As of the date of this Agreement, no outstanding deficiencies Taxes with respect to the Company have been claimed, proposed, or assessed by any Governmental Body. As of the date of this Agreement, there are no pending or currently in process (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any Taxes or Tax Returns of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency, which waiver or extension is currently in effect.

(f) No written claim has been made by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g) There are no Contracts relating to the allocating, sharing or indemnification of Taxes or similar arrangement with respect to Taxes to which the Company is a party to or is bound by, other than commercially reasonable agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”). The Company has not been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). The Company does not have any liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, by Contract, or otherwise (other than an Ordinary Commercial Agreement). The Company is not (and has not been) a party to any joint venture, partnership or other Contract that is treated as a partnership for U.S. federal income Tax purposes

(h) The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

(j) The Company has not participated in and is not currently participating in, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements).

(k) The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Legal Requirements) by reason of a change in accounting method, including any change from the cash method of Tax accounting to the accrual method of Tax accounting. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Legal Requirements) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or unearned revenue accrued on or prior to the Closing Date outside the ordinary course of business; (iv) use of an improper method of accounting or change in method of accounting (including under Section 481(a) of the Code) for a Tax period ending on or prior to the Closing Date; (v) election under Section 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) made on or prior to the Closing Date; or (vi) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing

(l) The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(m) No power of attorney is currently in effect with respect to any Taxes of or relating to the Company that will remain in force after the Effective Time.

(n) The Company does not have a permanent establishment (as defined in any applicable Tax treaty or convention) or other fixed place of business in any country other than the country in which it was formed.

(o) The Company has not applied for or received a private letter ruling from the IRS (or any comparable ruling from any other Governmental Body).

(p) The Company (i) is not and has never been, and does not directly or indirectly hold, any interest in a Person that is (or has ever been) a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has not made an election under Section 965(h)(1) of the Code to pay any net Tax liability under Section 965 of the Code in installments.

(q) No Governmental Body has asserted a written claim against the Company under Section 482 of the Code or any similar provision of applicable Legal Requirements.

(r) Each Share is or, prior to the Effective Time, will be property that is “substantially vested” under Section 83 of the Code and Treasury Regulations Section 1.83-3(b). A valid election has been made under Section 83(b) of the Code with respect to the issuance of any Share that is not or, prior to the Effective Time will not be, “substantially vested” as of the time of such issuance under Treasury Regulations Section 1.83-3(b).

(s) The Company has not deferred the payment of any payroll Taxes under any COVID-19 Tax Measure (or any provision of applicable Law with similar effect or import). The Company has not claimed any employee retention credit pursuant to any COVID-19 Tax Measure nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Company’s employees is terminable by the Company at will, without a requirement of advance notice or payment of severance or similar benefit.

(b) Except as set forth in Part 2.17(b) of the Company Disclosure Schedule, the Company is not a party to and does not have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company. Between June 30, 2020 and the date of this Agreement, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the knowledge of the Company, any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not pending as of the date of this Agreement, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.

(c) Part 2.17(c) of the Company Disclosure Schedule sets forth (i) all Company Employee Plans with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation and (ii) all PEO Plans.

(d) The Company does not intend, and has not committed, to establish or enter into any new Company Employee Plan or PEO Plan. Except as required by this Agreement, neither the Company, nor, to the Company’s knowledge, any other Person, intends to or has made any commitment to modify, change or terminate any Company Employee Plan or participate in any PEO Plan, other than with respect to modifications, changes or terminations required by any Legal Requirements or that would not result in any material liability.

(e) The Company has delivered or Made Available to Parent a complete and accurate copy of all documents setting forth the terms of each Company Employee Plan and all amendments thereto. With respect to each Company Employee Plan, the Company has delivered or Made Available to Parent (to the extent applicable to such plan): (i) the three most recent annual reports on Form 5500 (and all schedules and financial statements attached thereto); (ii) the most recent summary plan description, together with the summaries of material modifications thereto, required under ERISA; (iii) all material written Contracts relating to each such plan, including administrative service agreements, group insurance contracts and any trust agreement; (iv) all non-discrimination testing results required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code, as well as for any plans subject to 105(h) of the Code or 125 of the Code for the three most recent plan years; (v) the most recent IRS determination, advisory, or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material correspondence with the IRS or the Department of Labor regarding any audit, investigation or proceeding regarding any Company Employee Plan. The Company has delivered or Made Available to Parent all documents setting forth the terms of each PEO Plan that are in the possession of the Company, as well as all documents setting for the Company’s obligations under the PEO Plans.

(f) Neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been required to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan subject to Section 413(c) of the Code.

(g) Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the IRS that has not been revoked, and to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Plan. There have been no breaches of fiduciary responsibility under ERISA with respect to a Company Employee Plan, and the Company has not engaged in a transaction in connection with which the Company reasonably would be subject to either a material liability pursuant to Section 406, 502(i) or 502(l) of ERISA, and there have been no non-exempt prohibited transactions as that term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Company Employee Plan that would reasonably be expected to result in a material Tax or penalty on prohibited transactions imposed by Section 4975 or 4976 of the Code.

(h) For each Company Employee Plan that is a group health plan under Section 733(a)(1) of ERISA and Section 5000(b)(1) of the Code, the Company has complied in all material respects with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA” ) and Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. The Company has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.

(i) Except as has not been or would not reasonably be expected to be material to the Company, (A) each Company Employee Plan has been operated and administered in accordance with its provisions and in compliance with all applicable Legal Requirements, including any applicable provisions of ERISA and the Code; (B) all payments and contributions required to be made under the terms of any Company Employee Plan have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents filed prior to the date of this Agreement, and all contributions, premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made to each such Company Employee Plan or accrued in accordance with the past custom and practice of the Company; and (C) the Company has made all contributions to and satisfied all of its obligations under each PEO Plan.

(j) Except during the maximum period permitted under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Company Employee Plan or PEO Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any Company Employee pursuant to any retiree medical, retiree disability, retiree life insurance benefit plan or other retiree welfare plan. The Company does not maintain, sponsor or contribute to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured other than severance.

(k) Except as set forth in Part 2.17(k) of the Company Disclosure Schedule, the Company: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements related to employment and employment practices (including any Order or arbitration award of any court, arbitrator or any Governmental Body), including hiring practices, parental and family leave, vacation and paid time off policies, leave of absence requirements, payment of wages, overtime, hours of work, classification as exempt or non-exempt, harassment (including sexual harassment and all training requirements), worker classification (including the proper classification of workers as employees or independent contractors or consultants), discrimination, training requirements, retaliation, employee safety or health and privacy, immigration and labor relations; (ii) has withheld and reported all material amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable in any material respect for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business consistent with past practice).

(l) Except as set forth in Part 2.17(l) of the Company Disclosure Schedule or pursuant to Section 5.2 or 5.3 hereof, neither the execution of this Agreement nor the consummation of the Offer or the Merger (including in combination with other events or circumstances) will (i) entitle any Company Employee to severance pay or change of control payments, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Company Employee Plan or PEO Plan, (iv) otherwise give rise to any material liability under any Company Employee Plan or PEO Plan, (v) limit or restrict the right to merge, amend, terminate or transfer any material assets of any Company Employee Plan on or following the Effective Time, or limit or restrict the Company’s right to terminate its participation in any PEO Plan or (vi) result in the payment of any amount that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) No Company Employee Plan or PEO Plan provides for an obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any Tax incurred by such Company Employee pursuant to Section 409A or 4999 of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Company or any Company Affiliate is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Plan.

(n) Between June 20, 2022 and the date of this Agreement, there have been no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company and Company Affiliates relating to the employment or engagement of any Company Associate, or relating to any Company Employee Plan, other than any routine claims for benefits under a Company Employee Plan or PEO Plan.

(o) Part 2.17(o) Disclosure Schedule sets forth, with respect to each employee of the Company as of the date of this Agreement (including any employee who is on a leave of absence or on layoff status), such employee’s: (i) name; (ii) title or position; (iii) annualized compensation or hourly wage rate, as applicable; (iv) date of hire; (v) leave or layoff status, if applicable; (vi) classification as either exempt or non-exempt; and (vii) location of employment.

(p) Part 2.17(p) of the Disclosure Schedule sets forth a complete and correct list of independent contractors and consultants retained by the Company since June 30, 20202, setting forth the following information with respect to each such independent contractor: (i) name; (ii) services provided; (iii) date of engagement; (iv) the entity or entities to which the individual provides services; (v) fees paid or payable to the individual; and (vi) service location.

(q) Each Company Option has an exercise price that is not less than the fair market value of the Company Common Stock on the date of its grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.

(r) Since June 30, 2020, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company and the Company has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act

(s) To the knowledge of the Company, no officer or key employee of the Company (i) currently intends to terminate his or her relationship with the Company or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may prevent such employee from being able to perform his duties or responsibilities as an employee of the Company.

2.18 Environmental Matters.

(a) The Company has been and is in compliance in all material respects with all applicable Environmental Laws, including possessing and maintaining, in full force and effect, all Permits required under applicable Environmental Laws for the operation of the Company’s business and use of the Company Leased Real Property and the Company is in compliance, in all material respects, with the terms and conditions of the Permits.

(b) The Company has not received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Company Associate or any other Person, that alleges that: (i) the Company is not or might not be in compliance with any Environmental Law or Permit; (ii) the Company has been identified as a potentially responsible party under Environmental Laws with respect to a site listed on the National Priorities List or equivalent state lists; (iii) any Materials of Environmental Concern that the Company has generated, transported or disposed of has been found at any site at which any Person has conducted or will conduct any investigation, monitoring, cleanup, remediation, removal, treatment, mitigation, encapsulation or other response action pursuant to any Environmental Law; or (iv) the Company has been or will be a named party to any Legal Proceeding arising out of any Person’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or Release of Materials of Environmental Concern.

(c) To the knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or controlled or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination; (ii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by the Company contains any underground storage tanks, asbestos, equipment using polychlorinated biphenyls or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern that have been Released.

(d) No portion of the Company Leased Real Property has been used for the generation, handling, manufacturing, processing, storage or disposal of Materials of Environmental Concern, except as is customary for the operation of the Company’s business and in strict conformance with applicable Environmental Laws. The Company has not caused or contributed to the Release of Materials of Environmental Concern at the Company Leased Real Property or at any other location.

(e) To the knowledge of the Company, the Company has not sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f) The Company has not entered into any Company Contract that would reasonably be expected to require the Company to guarantee, reimburse, defend, hold harmless or indemnify any Person with respect to liabilities arising out of Environmental Laws, or the activities of the Company or any other Person relating to Materials of Environmental Concern.

(g) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, natural resources, worker safety, the presence, Release of or exposure to Materials of Environmental Concern or protection of human health, safety or the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” means any hazardous substances, hazardous wastes, pollution or contaminants or any other chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances (including asbestos in any form, urea formaldehyde, perchlorate, per- and polyfluoroalkyl substances or polychlorinated biphenyls) that is now regulated by or forming the basis of liability under any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.19 Insurance. Each material insurance policy, and each material self-insurance program and arrangement, of the Company relating to the business, assets and operations of the Company is in full force and effect and all premiums due thereon have been paid. Between June 30, 2020 and the date of this Agreement, the Company has not received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal, questioning or dispute of any coverage or rejection of any claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. The Company is not in breach or default under any material insurance policy, and the Company has not taken any action or failed to take any action which, with the giving of notice or lapse of time or both, would constitute a breach or default or permit the insurer under any such policy to terminate or modify such policy. To the knowledge of the Company, no insurer under any material insurance policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of the Company involving an amount in excess of $50,000 in any individual case or $150,000 in the aggregate. Part 2.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies and self-insurance programs and arrangements of the Company, and the Company has delivered or Made Available to Parent copies of all such insurance programs and arrangements.

2.20 Transactions with Affiliates. Except for compensation or other employment arrangements in the ordinary course of business or as otherwise set forth in Part 2.20 of the Company Disclosure Schedule, no event has occurred since the date of the Company’s last proxy statement filed with the SEC that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.21 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.21(a) of the Company Disclosure Schedule, there is no, and there has not been since June 30, 2020 any, pending and served or, to the knowledge of the Company, pending but not served, Legal Proceeding and, since June 30, 2020, no Person has threatened in writing or, to the Company’s knowledge, otherwise to commence any material Legal Proceeding: (i) that names the Company, any business of the Company, any of the assets owned, leased or used by the Company or, to the knowledge of the Company, any Company Associate, except as would not be material to the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b) There is no material Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

(c) To the Company’s knowledge, no material investigation or review by any Governmental Body is pending or is being threatened, nor is there any facts or circumstances that could constitute a reasonable basis thereof, (i) with respect to the Company or (ii) with respect to any officer, director, stockholder or key employee of the Company in their respective capacities in such positions.

2.22 Government Contracts.

(a) As of and since June 30, 2020, the Company has not been party to, and has not incurred any liabilities with respect to, any Government Contracts, nor does the Company have any Government Contract Bids.

(b) Neither the Company nor, to the knowledge of the Company, any of its officers, directors, employees consultants, agents or representatives (acting in their capacities as such) has been debarred or suspended from doing business with any Governmental Body, or proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Body. The consummation of the Contemplated Transactions will not result in any suspension or debarment of the Company (assuming that no such suspension or debarment will result solely from the identity of Parent or Purchaser).

2.23 Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and, subject to consummation of the Offer, to perform its obligations under this Agreement and consummate the Contemplated Transactions. The Company Board (at a meeting duly called and held) has: (a)

unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, subject to the right of the Company Board to make a Company Adverse Change in Recommendation pursuant to Section 5.1, resolving that the Merger shall be governed by Section 251(h) of the DGCL; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), which resolutions, subject to the right of the Company Board to make a Company Adverse Change in Recommendation pursuant to Section 5.1, have not been subsequently withdrawn or modified. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.24 Inapplicability of Section 203 of the DGCL. Assuming the accuracy of the representation by Parent and Purchaser set forth in Section 3.9, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Support Agreements, the CVR Agreement or to the consummation of the Offer, the Merger or any of the other Contemplated Transactions.

2.25 No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

2.26 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC, and the listing requirements of the Nasdaq Global Market, except (i) as set forth in Part 2.26 of the Company Disclosure Schedule or (ii) in the case of clauses (b) through (e) as would not be material to the Company, neither (1) the execution, delivery or performance by the Company of this Agreement, (2) the consummation of the Offer, nor (3) the consummation by the Company of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice, lapse of time or both):

(a) contravene, conflict with or result in a violation of: any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(d) contravene, conflict with or result in a violation or breach of, with or without notice, lapse of time or both, result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for the Company Permitted Encumbrances).

Except as may be required by the Exchange Act, the DGCL, the terms of the Company Warrants and the listing requirements of the Nasdaq Global Market or as set forth in Part 2.26 of the Company Disclosure Schedule, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by the Company; or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.27 Opinion of Financial Advisor. The Company Board has received the opinion of MTS Securities, LLC to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price to be received by the holders of the Company Common Stock (other than holders of shares of Company Common Stock to be cancelled pursuant to Section 1.8(a)(i) and 1.8(a)(ii) and holders of Dissenting Company Shares) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

2.28 Financial Advisor. Except for MTS Health Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered or Made Available to Parent accurate and complete copies of all agreements related to the engagement of MTS Health Partners, L.P. Part 2.28 of the Company Disclosure Schedule sets forth a good faith estimate as of the date hereof of all fees and expenses of any brokerage, finder or investment bank, financial advisor, legal counsel, accountant or other advisor or consultant payable by the Company in connection with this Agreement or the Contemplated Transactions.

2.29 Disclosure. None of the information to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule TO is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in any document to be filed with the SEC in connection with the Offer (including Schedule 14D-9) (each, a “Company Disclosure Document”) will, on the date such Company Disclosure Document is filed with the SEC, on the date of any amendment or supplement thereto and on the date such Company Disclosure Document is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each Company Disclosure Document will, on the date such Company Disclosure Document is filed with the SEC, on the date of any amendment or supplement thereto and on the date such Company Disclosure Document is first published, sent or given to holders of shares of Company Common Stock, comply in all material respects with the applicable requirements of the Exchange Act.

2.30 Acknowledgement by the Company. None of the Company or any of its Representatives is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in SECTION 3 and any certificates delivered by Parent, Purchaser or any of their Representatives in connection with the Contemplated Transactions. Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

3.1 Due Organization; Etc.

(a) Each of the Parent Companies is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority and all necessary Governmental Authorizations to conduct its business in the manner in which its business is currently being conducted, except as would not have a Parent Material Adverse Effect.

(b) Each of the Parent Companies is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

3.2 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority, and have taken all corporate action necessary, to enter into and perform their respective obligations under this Agreement and the CVR Agreement and to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement and the CVR Agreement by Parent. Assuming the due authorization, execution and delivery of this Agreement by the Company and of the CVR Agreement by the Rights Agent, this Agreement constitutes, and the CVR Agreement will constitute, the valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Ownership of Company Capital Stock. None of Parent, Purchaser or any of their “affiliates” or “associates” “owns,” or has “owned” since June 30, 2020, any shares of Company Common Stock, as those terms are defined in Section 203 of the DGCL. Terms used in this Section 3.3 will be given the meaning set forth in Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Section 203 of the DGCL, as the case may be.

3.4 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Parent has been notified or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

3.5 Available Funds. Parent has, and will at the Acceptance Time and at the Closing have, access (including pursuant to the Equity Commitment Letter) to all of the funds that are necessary to enable the payment by Parent or Purchaser in cash of all amounts required to be paid by Parent or Purchaser in connection with the Offer, the Merger and the other Contemplated Transactions, including the payment of the Offer Price for each share of Company Common Stock tendered pursuant to the Offer, the payment of the Offer Price pursuant to the Merger, the payments owing to holders of Company Equity Awards under this Agreement and the payment of all fees and expenses related to or arising out of the Contemplated Transactions.

3.6 Non-Contravention; Consents. Except in the case of clauses (b) through (e), as would not be material to the Parent Companies as a whole, neither (1) the execution, delivery or performance by Parent and Purchaser of this Agreement and the CVR Agreement, (2) the consummation of the Offer, nor (3) the consummation by Parent and Purchaser of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice, lapse of time or both):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Companies;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Parent Companies, or any of the assets owned or used by any of the Parent Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, with or without notice, lapse of time or both, result in a default under, any provision of any Contract to which Parent or any of its Subsidiaries is a party, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries;

except, in the case of clauses (c), (d) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Except as may be required by the Exchange Act and the listing requirements of the Nasdaq Global Market, none of the Parent Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by Parent and Purchaser of this Agreement; or (y) the consummation by Parent and Purchaser of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not have a Parent Material Adverse Effect.

3.7 Disclosure. None of the information to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.8 Acknowledgement by Parent. Neither Parent nor Purchaser nor any of their respective Representatives is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in SECTION 2 and any certificates delivered by the Company or any of its Representatives in connection with the Contemplated Transactions. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.9 Purchaser. Purchaser was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

SECTION 4.

CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement in accordance with SECTION 7 or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof (copies of which have been Made Available to Parent prior to the date hereof), upon reasonable notice the Company shall: (a) provide the Representatives of Parent with reasonable access during normal business hours to its Representatives, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case as reasonably requested by Parent; and (b) provide the Representatives of Parent with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company as reasonably requested by Parent. Without limiting the generality of any of the foregoing, during the Pre-Closing Period (but subject to applicable Legal Requirements, and except in the case of any document relating to any Acquisition Proposal, Superior Offer or Triggering Event), the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company or Parent or Purchaser in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information (including by providing redacted versions of any documents withheld in accordance with this sentence) without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business.

(a) During the Pre-Closing Period, except (1) as set forth in Part 4.2(a)(i) of the Company Disclosure Schedule, (2) as otherwise expressly contemplated by this Agreement, or (3) as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing in advance: (i) the Company shall conduct its business and operations in the ordinary course and in accordance in all material respects with past practice and all applicable Legal Requirements and in accordance with Part 4.2(a)(ii) of the Company Disclosure Schedule and shall pay its debt, payables and Taxes when due (including Taxes due in connection with the vesting or settlement of Company RSUs pursuant to Section 5.2(a)); and (ii) the Company shall use commercially reasonable efforts to preserve intact the material components of its current business organization, keep available the services of its officers and employees and maintain its relations and goodwill with all Governmental Bodies and all suppliers, vendors, licensors, licensees, manufacturers, collaboration partners and other business partners with which it has material business dealing.

(b) During the Pre-Closing Period, except (1) as set forth in Part 4.2(b) of the Company Disclosure Schedule, (2) as otherwise expressly contemplated by this Agreement, or (3) as required by applicable Legal Requirements, the Company shall not (without the prior written consent of Parent):

(i) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of capital stock or other equity interests or securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other equity interests or securities, other than: (A) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options or the vesting or settlement of Company RSUs pursuant to the terms thereof (in effect as of the date hereof);

(ii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of: (A) any capital stock or other equity interest or security; (B) any option, call, warrant or right to acquire any capital stock or other equity interest or security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity interest or security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii) adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents (other than an amendment to its certificate of incorporation that is necessary to implement a reverse stock split to regain compliance with Nasdaq Global Market listing standards and in form and substance reasonably satisfactory to Parent);

(vi) adopt or implement any stockholder rights plan or similar arrangement;

(vii) (A) acquire or agree to acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; (C) enter into any joint venture, partnership, limited liability corporation or similar agreement or (D) effect or become a party to, or adopt a plan of complete or partial liquidation, dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization, other reorganization of the Company, or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction (other than a reverse stock split pursuant to an amendment to its certificate of incorporation that is necessary to regain compliance with Nasdaq Global Market listing standards and in form and substance reasonably satisfactory to Parent);

(viii) make or authorize any capital expenditure, including with respect to the purchase of reagent and other materials (except that the Company may make any capital expenditure that does not exceed $50,000 individually or $150,000 in the aggregate);

(ix) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any Real Property Lease or any other Contract that would be a Company Material Contract or a Real Property Lease had it been in effect on the date hereof; or (B) amend, terminate, or waive any material right or remedy under, or replace or release, settle or compromise any material claim, liability or obligation under, any Company Material Contract or Real Property Lease, other than termination thereof upon the expiration of any such Contract or Real Property Lease in accordance with its terms;

(x) acquire, lease, license or sublicense any right, including Intellectual Property Rights, or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right, including Intellectual Property Rights, or other asset to any other Person or divest, spin-off, abandon, fail to renew, terminate, cancel, waive, relinquish or permit to lapse, fail to pursue applications in, transfer, assign, guarantee, exchange or swap any of its rights, including Intellectual Property Rights, or other assets (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practice; or (B) that are immaterial to the business of the Company);

(xi) make any pledge or mortgage of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets and do not materially impair the operations of the Company;

(xii) lend money or make capital contributions or advances to or make any investment in, any Person (other than routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business and consistent with past practice and in compliance with the Company’s policies related thereto), or incur or guarantee any indebtedness;

(xiii) establish, adopt, enter into any new, amend, terminate or take any action to accelerate vesting, rights or payments under, or exercise discretion with respect to performance under, any Company Employee Plan or PEO Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) (except entering into customary releases with departing employees in accordance with the personnel plan agreed by the parties prior to the date of this Agreement), grant or pay any bonus, profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, bonuses, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), or grant or increase any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any Company Associate (except that the Company: (A) may amend the Company Employee Plans or authorize or consent to an amendment to the PEO Plans to the extent required by applicable Legal Requirements or Sections 5.2 or 5.3 hereof; and (B) may make payments and provide such benefits in accordance with Company Employee Plans or PEO Plans existing on the date of this Agreement in the ordinary course of business and consistent with past practices) or enter into or amend any change-of-control, retention, severance or employment agreement or other agreement with any Company Associate;

(xiv) hire any employee or terminate any Company Associate, other than terminations for cause (as determined in the Company’s reasonable discretion) or extend any new offer of employment or engagement with the Company;

(xv) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xvi) make, change or revoke any election in respect of Taxes, change any annual Tax accounting period, amend any Tax Return, adopt or change any accounting method in respect of Taxes, settle or compromise any governmental audit or proceeding with respect to Taxes, surrender any right or claim of a refund of Tax, request any Tax ruling, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable Legal Requirement), enter into any Tax sharing or similar Contract or arrangement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or fail to pay any Tax (including any estimated Tax) that becomes due and payable;

(xvii) commence any Legal Proceeding, except: (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers the views and comments of Parent in good faith with respect to such Legal Proceedings prior to commencement thereof); or (B) in connection with the Contemplated Transactions or a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xviii) settle any Legal Proceeding, other than pursuant to a settlement: (A) that results solely in monetary obligation involving only the payment of monies by the Company of not more than $50,000 in the aggregate; (B) does not involve the admission of wrongdoing by the Company and does not involve any injunction or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against the Company or any license, cross-license or similar arrangement with respect to any Intellectual Property Rights or product candidates of the Company; and (C) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided, however, that the settlement of any Legal Proceeding brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Contemplated Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.8(c) or Section 5.10, as applicable;

(xix) recognize, or enter into, any collective bargaining agreement or any other Contract or other agreement with any labor organization, except as otherwise required by applicable Legal Requirements and after advance notice to Parent;

(xx) commence any clinical trial in respect of any product candidate, or terminate any clinical trial or pre-clinical study in respect of any product candidate that is ongoing as of the date hereof;

(xxi) qualify any new site for manufacturing of any product candidate;

(xxii) make any (A) submissions to any Governmental Body relating to the Company’s business, including with respect to the conduct or design of clinical trials sponsored or proposed by the Company or (B) submissions to, or correspond with, any domestic or foreign institutional review board, privacy board or ethics committee regarding a clinical trial sponsored or proposed by the Company; provided, that to the extent the Company determines that any such action is required by Legal Requirements as a result of activities conducted by the Company prior to the date of this Agreement, the Company shall be permitted to take such action so long as it provides notice to, and reasonably consults with, Parent prior to taking such action (to the extent permissible under applicable Legal Requirements);

(xxiii) fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

(xxiv) fail to preserve and maintain any material Intellectual Property Rights of the Company except non-exclusive licenses and sublicenses of the Company’s Intellectual Property Rights to business relations of the Company;

(xxv) disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of the Company; or

(xxvi) agree or commit to take any of the actions described in clauses “(i)” through “(xxv)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon obtaining Company knowledge of any event, condition, fact or circumstance that has made, or would reasonably be expected to make, the satisfaction of any of the Offer Conditions or the conditions set forth in Section 6 prior to the End Date impossible or that has had, or would reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing upon obtaining Company knowledge of any claim asserted or Legal Proceeding commenced or overtly threatened by any Governmental Body or other Person, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon obtaining Parent knowledge of any event, condition, fact or circumstance that has made, or would reasonably be expected to make, the satisfaction of any of the Offer Conditions or the conditions set forth in Section 6 prior to the End Date impossible or that has had, or would reasonably be expected to have, a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing upon obtaining Parent knowledge of any claim asserted or Legal Proceeding commenced or overtly threatened by any Governmental Body or other Person, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3 Conduct of Business by Parent and Purchaser Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, neither Parent nor Purchaser shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned), take or cause to be taken any action that would be reasonably expected to have a Parent Material Adverse Effect.

4.4 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions as to confidentiality that are materially no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Agreement.

(b) The Company shall, and shall direct its Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal or any inquiries, proposals or offers that could reasonably be expected to lead to any Acquisition Proposal. Except as permitted by this Section 4.4 or Section 5.1, until the Specified Time, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 4.4) or (iv) take any action (including adopting any resolution) for the purpose of exempting any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or the Company’s organizational or other governing documents.

(c) The Company shall, and shall direct its Representatives to, promptly (but in no event later than three Business Days after the date of this Agreement), request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Company relating to any possible Acquisition Proposal within six months prior to the date of this Agreement (and the Company shall use commercially reasonable efforts to have such information returned or destroyed) and on the date of this Agreement terminate all physical and electronic data room access previously granted to any such party or its Representatives. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement with any such Person.

(d) Notwithstanding anything else in this Agreement to the contrary, if at any time on or after the date hereof and prior to the Specified Time, the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date hereof (and has not been withdrawn) and did not result from any material breach of Section 5.1(b) or 5.1(c) or Sections 4.4(a) or 4.4(b), if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and that failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) to the Person or group of Persons who has made such Acquisition Proposal (provided, that the Company shall provide to Parent (substantially concurrently with providing access to any such other Person) any such non-public information that is provided to any Person given such access that was not previously made available to Parent or its Representatives), and (y) engage in, continue (subject to Section 4.4(c)) or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) with the Person or group of Persons making such Acquisition Proposal and its or their Representatives. The Company shall provide Parent with an accurate and complete copy of the Acceptable Confidentiality Agreement entered into as contemplated by this Section 4.4(d) promptly (and in any event within 12 hours) following execution thereof.

(e) The Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing of any Acquisition Proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to any Acquisition Proposal, that is received by the Company or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such Person with respect to such Acquisition Proposal) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally, and (iii) keep Parent reasonably informed of any material developments regarding any such Acquisition Proposal on a reasonably prompt (and in any event within 24 hours) basis, including by providing reasonably prompt (and in any event within 24 hours) notice of all material amendments or modifications thereto and a copy of any final definitive agreement in respect of such Acquisition Proposal the Company would be prepared to execute, subject to the terms and conditions of this Agreement. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, and otherwise complying with, this Agreement. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Agreement.

(f) Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that (1) any such disclosure or position described in this paragraph (f) shall not be deemed to be a Company Adverse Change in Recommendation in and of itself and shall not in and of itself require the giving of any Determination Notice, and (2) this Section 4.4(f) shall not permit the Company Board to make a Company Adverse Change in Recommendation except to the extent expressly permitted by, and in accordance with, Section 5.1(b) and 5.1(c).

(g) The Company (i) agrees that it will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Company is or becomes a party or under which the Company has or acquires any rights and (ii) will enforce or cause to be enforced each such agreement or provision.

(h) The Company agrees that in the event that the Company or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.4, the Company shall be deemed to be in breach of this Section 4.4.

SECTION 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Recommendation.

(a) Until the Specified Time, neither the Company Board nor any committee thereof shall (1) (A) withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (B) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9, (C) make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Company Adverse Change in Recommendation”) or (2) adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend, submit to stockholders or declare advisable, or allow the Company to execute or enter into any letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal or any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate the Contemplated Transactions, or that would otherwise be reasonably likely to materially impede, interfere with or be inconsistent with, the Contemplated Transactions (other than an Acceptable Confidentiality Agreement) (any such Contract, an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change in Recommendation, and/or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 7.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 7.1(e) at least four Business Days prior to making any such Company Adverse Change in Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change in Recommendation or a termination of this Agreement); and (C) (1) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by Section 4.4(e), (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer), (3) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change in Recommendation and/or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 7.1(e). The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall include any revision to the amount, form or mix of consideration the Company’s stockholder would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to four Business Days shall be deemed to be two Business Days; or

(ii) other than in connection with a Superior Offer (which shall be subject to Section 5.1(b)(i)), the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Change in Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under this Section 5.1(b), and (3) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith that the failure to make the Company Adverse Change in Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to four Business Days shall be deemed to be two Business Days.

(c) The Company shall ensure that any withdrawal or modification of the Company Board Recommendation does not have the effect of causing any corporate takeover law of the State of Delaware or any other state to be applicable to this Agreement or any of the Support Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

5.2 Warrants, Stock Options, RSUs and Company ESPP.

(a) Treatment of Company Stock Options and RSUs.

(i) At the Effective Time, each outstanding Company Option with a per share exercise price that is less than the Cash Consideration, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest and subject to applicable withholding), as soon as reasonably practicable (but in any event within ten (10) Business Days) following the Effective Time, (I) an amount in cash equal to the product of (i) the excess of (A) the Cash Consideration over (B) the exercise price per share of such Company Option, and (ii) the number of Shares underlying such Company Option and (II) one (1) CVR for each Share subject to such Company Option in accordance with and subject to the CVR Agreement (each such Company Option, an “In-the-Money Company Option”) and prior to the Effective Time, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Option Plans (and the underlying award agreements), to give effect to the provisions of this Section 5.2(a); provided, for the avoidance of doubt, that no cash amount and no CVRs shall be payable with respect to a Company Option that has a per share exercise price that is equal to or exceeds the Cash Consideration and such Company Option shall be cancelled and terminated without any payment or delivery being made in respect thereof (whether in the form of cash or a CVR), and the holder of any such Company Option shall have no further rights with respect thereto.

(ii) At the Effective Time, (A) any vesting conditions applicable to each outstanding Company RSU shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest and subject to applicable withholding) as soon as reasonably practicable (but in any event within ten (10) Business Days) following the Effective Time, (I) an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Cash Consideration and (II) one (1) CVR for each Share subject to such Company RSU in accordance with and subject to the CVR Agreement.

(b) Prior to the Effective Time, the Company shall satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant. The Company Warrants shall each be treated in accordance with their terms.

(c) Prior to the Effective Time, the Company shall take all action to terminate the Company ESPP in accordance with the terms of the Company ESPP and with no shares of Company Common Stock being purchased under the Company ESPP after the date hereof.

(d) As soon as reasonably practicable after the Effective Time (but no later than the later of ten (10) Business Days after the Effective Time or the first payroll date after the Effective Time), Parent or Purchaser shall pay, or shall cause to be paid, through the Surviving Corporation’s payroll the aggregate consideration payable hereunder with respect to vested In-the-Money Company Options and Company RSUs held by current or former employees of the Company (in each case, net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.12); provided, however, that to the extent the holder of an In-the-Money Company Option or a Company RSU did not receive such In-the-Money Company Option or Company RSU in such holder’s capacity as an employee of the Company for employment Tax purposes, the aggregate consideration payable hereunder with respect to such In-the-Money Company Option or Company RSU, as applicable, shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.10.

5.3 Employee Benefits.

(a) Parent agrees that, subject to Section 5.3(d), all employees of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s (or any Subsidiary’s) health, vacation, 401(k) plans, and other employee benefit plans and perquisites to the same extent as similarly situated employees of Parent or such Subsidiary; provided that, for a period of at least 12 months following the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, provide each Continuing Employee with, as applicable, (i) a rate of salary or hourly wage, bonus opportunity and commission opportunity payable or otherwise provided to such Continuing Employee that is no less favorable than the salary or hourly wage, bonus opportunity or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) severance and other employee benefits (excluding equity and equity-based compensation) that are no less favorable than the severance and other employee benefits provided to the applicable employees of the Company as of the date hereof, as set forth on Section 5.3(a) of the Company Disclosure Schedule.

(b) Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent to amend, modify or terminate any such employee benefit plan. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.4, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate any Company Employee Plan or terminate its participation in PEO Plan, with such termination effective as of no later than the date immediately preceding the Closing Date. The form and substance of any actions taken in connection with the foregoing termination(s) shall be subject to the review and approval of Parent.

(d) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation or paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause its applicable Subsidiary (including the Surviving Corporation) to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual other than with respect to vacation, paid time off, or severance), in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Employee Plan, PEO Plan or Company policy. In addition, and subject to the concurrence of any third-party insurers, Parent shall use commercially reasonable efforts to or shall cause its applicable Subsidiary (including the Surviving Corporation) to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

5.4 Indemnification of Officers and Directors.

(a) Parent shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by the Company existing in favor of those Persons who are current or former directors or officers of the Company at or prior to the Acceptance Time (the “Indemnified Persons”) for their acts and omissions as directors and officers, employees or agents of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(viii) of the Company Disclosure Schedule, to survive the Merger and be observed and performed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Closing Date, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons.

(b) Parent shall, for a period of six years from the Closing Date, cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Persons as are presently set forth in the certificate of incorporation and bylaws of the Company, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.4(a).

(c) From the Acceptance Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”); provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a fully prepaid policy or policies of comparable coverage or purchase a six year “tail policy” for the Existing D&O Policy (the “D&O Tail Policy”); (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any D&O Tail Policy) in excess of 300% of the annual premiums most recently paid by the Company for such insurance (the “Maximum Premium”); and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place the D&O Tail Policy, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith; provided, that the Company may, at its sole option and after giving written notice to Parent at least two Business Days prior to the Acceptance Time, purchase a D&O Tail Policy prior to the Acceptance Time for a premium not to exceed the Maximum Premium. In the event any future annual premiums for the Existing D&O Policy (or any D&O Tail Policy) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any D&O Tail Policy) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4.

(e) The provisions of this Section 5.4 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.5 Regulatory Approvals and Related Matters.

(a) Each party shall cooperate with each other party and shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any information reasonably requested by any Governmental Body. Each of the Company and Parent shall give the other party prompt notice upon becoming aware of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party (pursuant to any applicable Legal Requirement or Contract, or otherwise) in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (provided, that in no event shall Parent, Purchaser or the Company be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such consent obtained by the Company during the Pre-Closing Period.

5.6 Disclosure. Parent and the Company shall consult with each other before issuing any press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party but subject, to the extent practical, to giving advance notice to the other party and giving due consideration to comments from the other party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement and (c) no party need consult with the other parties in connection with any press release, public statement or filing to be issued or made pursuant to or in connection with Section 4.4(f) or in connection with any Acquisition Proposal, Superior Offer or Company Adverse Change in Recommendation; provided that nothing in this Section 5.6 limits or otherwise modifies the Company’s obligations under Section 1.3(b), Section 4.4, Section 5.1(a) or Section 5.1(b).

5.7 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of the Company, effective as of the Effective Time.

5.8 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) under the Exchange Act.

5.9 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.10 Certain Litigation. In the event that any litigation related to this Agreement and/or the Contemplated Transactions is brought by, or threatened in writing by, any Person against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any such litigation; provided that the Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense of any such litigation, the Company shall give Parent the right to review and comment in advance on all filings or responses to be made by the Company in connection with any such litigation (and the Company shall consider in good faith any reasonable changes thereto proposed by Parent) and the Company shall otherwise give due consideration to Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle, offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed (provided, that, Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed the amount set forth on Schedule 5.10 and such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), and supplemental disclosure (provided, further that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to this Agreement and the Contemplated Transactions, (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement and the Contemplated Transactions and (f) no restrictions on the Company’s ability to conduct its business following the Closing). Each of Parent and the Company shall notify the other promptly of the commencement, or commencement threatened in writing, of any such litigation of which it has received notice.

5.11 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable laws and rules and policies of the Nasdaq Global Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq Global Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 State Takeover Laws. If any Anti-Takeover Law is or may become applicable to any of the transactions contemplated by this Agreement or the CVR Agreement, the Company, the Company Board, Parent and Purchaser, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions.

5.13 Rule 14d-10 Matters. Prior to the Acceptance Time, the Compensation Committee of the Company Board, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Parent, Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act. The Company shall provide a true and complete copy of the resolutions of the Compensation Committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence to Parent prior to execution of this Agreement (the form and substance of which resolutions shall be subject to review and approval of Parent).

5.14 Equity Commitment. Prior to or concurrently with the execution of this Agreement, Syncona Portfolio Limited, a company incorporated under the laws of Guernsey (of which Parent is a direct wholly owned subsidiary) (“Ultimate Parent”), and Parent have entered into an equity commitment letter (the “Equity Commitment Letter”), pursuant to which Ultimate Parent has agreed to commit to contribute $23.5 million in cash to Parent at or prior to the Effective Time in exchange for equity interests in Parent (the “Equity Commitment”). Until the earlier of (a) the Effective Time or (b) the termination of this Agreement pursuant to Section 7, Parent shall not waive any of its rights under the Equity Commitment Letter in respect of the Equity Commitment without the prior written consent of the Company.

SECTION 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO

CONSUMMATE THE MERGER

The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Completion of the Offer. Parent or Purchaser shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted, promulgated, issued, entered or deemed applicable to the Merger that prohibits or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 6.2 unless it shall have taken all actions required under this Agreement to have any such Order lifted.

SECTION 7.

TERMINATION

7.1 Termination. This Agreement may be terminated (with respect to Section 7.1(b) through (h), by written notice by the terminating party to the other party, with termination by Parent also being an effective termination by Purchaser) prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance of Shares in the Offer or the Merger; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the issuance of such final and nonappealable Order or action is caused primarily by or results from the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Acceptance Time;

(c) by either Parent or the Company if (A) the Acceptance Time shall not have occurred on or before 5:00 p.m. Eastern Time on the End Date; or (B) the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or has resulted in, the event specified in either of the foregoing clauses (A) or (B);

(d) by Parent (at any time prior to the Acceptance Time) if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change in Recommendation; (ii) the Company, Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.4 or Section 5.1); (iii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (provided, that Parent may only make such request no more than once with respect to each Acquisition Proposal); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or a Parent Affiliate) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, two (2) Business Days prior to the Expiration Time), the Company Board shall have failed to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 4.4 or Section 5.1(a) or Section 5.1(b); or (vi) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five Business Days after Parent so requests in writing (provided, that Parent may only make such request on two occasions) (each of the foregoing, a “Triggering Event”);

(e) by the Company (at any time prior to the Acceptance Time) in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), which right may be exercised if, and only if: (i) the Company has not materially breached the requirements of Section 4.4 or Section 5.1(a) or Section 5.1(b) with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) substantially concurrently with such termination, the Company pays the Termination Fee as provided in Section 7.3(b);

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the Offer Conditions set forth in clause (e) in Exhibit E would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the Offer Condition set forth in clause (d) would not be satisfied; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach (or, if earlier, the End Date), and (B) Parent may not terminate this Agreement under this paragraph (f) if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(g) by the Company if: (i) any representation or warranty contained in this Agreement on the part of Parent or Purchaser shall be inaccurate, or (ii) the failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such inaccuracy or failure to perform would reasonably be expected to prevent, delay or impair, Parent or Purchaser from consummating any of the Contemplated Transactions or would otherwise have, or would be reasonably likely to have, a Parent Material Adverse Effect; provided, however, that, (A) for purposes of this paragraph (h), if an inaccuracy in any of Parent’s or Purchaser’s representations and warranties or a breach of a covenant or obligation by Parent or Purchaser is capable of being cured by the End Date, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach (or, if earlier, the End Date), and (B) the Company may not terminate this Agreement under this paragraph (g) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(h) by the Company (A) if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in Section 1.1; provided that the Company is not then in material breach of Section 1.1(c) or Section 1.2; or (B) if Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within four (4) Business Days of the expiration of the Offer (as it may be extended in accordance with the terms of this Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Representatives, stockholders and affiliates following any such termination; provided, however, that (a) this Section 7.2, Section 7.3 and SECTION 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for common law fraud or willful and intentional breach of this Agreement. Nothing shall limit or prevent any party from exercising, prior to any termination of this Agreement, any rights it may have to specific performance under Section 8.5 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3, all Transaction Expenses shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Offer Documents and any amendments or supplements thereto.

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 7.1(e);

(ii) by Parent pursuant to Section 7.1(d); or

(iii) by Parent or the Company pursuant to clause (B) of Section 7.1(c); or

(iv) by Parent pursuant to Section 7.1(f) or by Parent or the Company pursuant to clause (A) of Section 7.1(c) and: (A) any Person shall have publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless withdrawn prior to such termination); and (B) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided,that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”), then, in any such event under clause “(i)”, “(ii)”, “(iii)” or “(iv)” of this Section 7.3(b), the Company shall pay to Parent the Termination Fee by wire transfer of same day funds (the “Termination Fee”), (x) in the case of Section 7.3(b)(i), prior to or concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 7.3(b)(ii) or 7.3(b)(iii), within two Business Days after such termination or (z) in the case of Section 7.3(b)(iv), two Business Days after consummation of the Acquisition Proposal referred to in subclause (iii)(B) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $1,500,000. In the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any Parent Affiliates or any other Person in connection with this Agreement (and the termination hereof) or the Contemplated Transactions (and the abandonment thereof), or any matter forming the basis for such termination, and none of Parent, Purchaser, any Parent Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Company Affiliates or any Representative of the Company or any Company Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall relieve any party from any liability for common law fraud or willful and intentional breach of this Agreement.

(c) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Contemplated Transactions and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to timely pay any portion of the Termination Fee pursuant to this Section 7.3, and, in order to obtain the Termination Fee, Parent commences a Legal Proceeding to receive such portion of the Termination Fee which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such portion at the prime rate as published in the Wall Street Journal in effect on the date such portion was required to be made through the date such portion was actually received.

SECTION 8.

MISCELLANEOUS PROVISIONS

8.1 Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

8.2 Waiver.

(a) Subject to Sections 8.2(b) and 8.2(c), at any time prior to the Acceptance Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time, except for those covenants that by their terms survive the Effective Time, and this SECTION 8 and any applicable defined terms in Exhibit A shall survive the Effective Time.

8.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein (including the CVR Agreement and the Support Agreements) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that except as otherwise set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of common law fraud); and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in separate counterparts (including by facsimile or by an electronic scan, including portable document format (.pdf) delivered by electronic mail), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

8.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in SECTION 2. The Company Disclosure Schedule shall be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule after the date hereof shall be disregarded. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside the ordinary course of business.

8.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.4 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to SECTION 1 hereof.

8.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Purchaser:

Alliance Holdco Limited

8 Bloomsbury Street,

London, United Kingdom, WC1B 3S

Attention: Dr. Christopher Hollowood

E-mail: c.hollowood@synconaltd.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

1 Financial Center

Boston, Massachusetts 02111

Attention: Matthew J. Gardella; Matthew W. Tikonoff

E-mail: MGardella@mintz.com; MWTikonoff@mintz.com

if to the Company:

Applied Genetic Technologies Corporation

14193 NW 119th Terrace, Suite 10

Alachua, Florida, 32165

Attention: Hope D’Oyley-Gay

E-mail: hdoyley-gay@agtc.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Stacie S. Aarestad; Ryan M. Rourke Reed

E-mail: SAarestad@foleyhoag.com; RRourkeReed@foleyhoag.com

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The phrases “currently conducted” and “currently being conducted” means conducted on the date of this Agreement.

(g) The term “material” as used in SECTION 2 or SECTION 3 of this Agreement (and in the related definitions set forth in Exhibit A) means material to the Company taken as a whole, or the Parent Companies taken as a whole, as applicable.

(h) References to the “date hereof” refer to the date set forth in the initial caption of this Agreement.

(i) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

8.11 Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 8.11. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Purchaser or the Surviving Corporation under this Agreement.

8.12 Tax Matters. On or prior to the Closing, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ALLIANCE HOLDCO LIMITED

By:	/s/ David Fellows
Name: David Fellows
Title: Director

ALLIANCE ACQUISITION SUB, INC.

By:	/s/ Dr. Christopher Hollowood
Name: Dr. Christopher Hollowood
Title: President

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan Washer
Name: Susan Washer
Title: President & CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Purchaser) for an Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) for:

(a) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company;

(b) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) more than 15% of the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company;

(c) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof;;

(d) any sale, lease, exchange, transfer, exclusive license or disposition, in each case, other than in the ordinary course of business, of more than 15% of the assets of the Company (measured by the lesser of book or fair market value thereof); or

(e) any combination of the foregoing.

Anti-Takeover Law. “Anti-Takeover Law” shall mean all “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Legal Requirement.

Business Day. A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in Boston, Massachusetts.

CARES Act. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended from time to time, and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-22), or any other Legal Requirement or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body).

Cash Consideration. “Cash Consideration” shall mean $0.34 in cash per Share, without interest, and subject to deduction for Taxes pursuant to Section 1.12.

Change in Circumstance. “Change in Circumstance” shall mean any material event, development or change in circumstances with respect to the Company that (a) was neither known to, nor was reasonably foreseeable by, the Company Board, the chief executive officer, chief financial officer or any other named executive officer of the Company on or prior to the date of this Agreement and (b) does not relate to an (i) Acquisition Proposal or (ii) the mere fact that the Company meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that, with respect to this clause (B), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Change in Circumstance).

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Collaboration Partners. “Collaboration Partners” shall means any research, development, manufacturing, collaboration or similar partner acting for or on behalf of the Company with respect to any Company Product.

Company 2022 Warrants. “Company 2022 Warrants” shall mean the warrants to purchase 19,166,667 shares of Company Common Stock issued by the Company on or about July 15, 2022.

Company Affiliate. “Company Affiliate” shall mean any Person, trade or business under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder, and/or for benefits plans is treated as a single employer (within the meaning of Sections 414(b), (c), or (m) of the Code), with such Person or is required to be aggregated with another such Person under Section 414(o) of the Code or, with respect to a single employer plan, is under “common control” with another such Person, within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

Company Associate. “Company Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to the Company.

Company Audited Balance Sheet. “Company Audited Balance Sheet” shall mean the audited balance sheet of the Company as of June 30, 2022 included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022.

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Company Board. “Company Board” shall mean the Company’s board of directors.

Company Capitalization Representations. “Company Capitalization Representations” shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c) and 2.3(f).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; and (b) by which the Company is bound or under which the Company has any express right or obligation.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.23, 2.24, 2.25, 2.26 and 2.28.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any officer or other employee of the Company.

Company Employee Plan. “Company Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, including bonus or other incentive compensation, stock purchase, stock option and other equity compensation, severance or other termination benefits, nonqualified, deferred compensation, salary continuation, supplemental unemployment compensation, employee loan, employment agreement, retention or change in control benefits, transaction bonus, tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, welfare or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, fringe benefits, sick pay, paid time off, vacation pay, profit sharing, retirement benefits or other similar benefits or remuneration of any kind, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, or participated in by the Company or any Company Affiliate for the benefit of any Company Associate (current or former), or director, or the beneficiaries or dependents of any such Persons; or (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation, but, in all cases, excluding all PEO Plans.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock and includes the Company Options and Company RSUs.

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Company IP. “Company IP” shall mean: (a) all material Intellectual Property Rights in or to the Company Products; and (b) all other material Intellectual Property Rights and Intellectual Property with respect to which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Company or (b) the ability of the Company to fulfill its obligations hereunder or to consummate the Contemplated Transactions on the terms set forth herein; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect for purposes of clause (a) above: (i) conditions generally affecting the industry in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Company as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the Nasdaq Global Market (it being understood, however, that any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company, to the extent that such changes do not have a materially disproportionate impact on the Company as compared to other industry participants; (v) any stockholder litigation or other claims arising from or relating to this Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (vi) resulting or arising out of the execution, announcement or performance of this Agreement or any of the Contemplated Transactions; or (vii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 2001 Stock Option Plan; (b) the Company’s 2011 Stock Incentive Plan; and (c) the Company’s 2013 Equity and Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

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Company Product. “Company Product” shall mean any clinical or pre-clinical products that have reached the development candidate stage owned by, or licensed to, the Company, or which the Company is currently developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, granted by the Company pursuant to a Company Option Plan.

Company Warrants. “Company Warrants” shall mean (a) the warrants to purchase 8,370,786 shares of Company Common Stock issued by the Company on or about February 1, 2021; and (b) the Company 2022 Warrants.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of June 20, 2022, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Offer, the Merger and the other transactions contemplated by the Agreement, the CVR Agreement and the Support Agreements.

Contract. “Contract” shall mean any written agreement, contract, subcontract, grant, funding agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding understanding, arrangement, commitment or undertaking.

COVID-19 Tax Measure. “COVID-19 Tax Measure” means any Legal Requirement enacted or issued by any Governmental Body with respect to any Tax matter in response to COVID-19 (including the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), the American Rescue Plan Act of 2021 (Pub. L. 117-2), and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any regulations, order, or other administrative authority issued pursuant to any such Law or otherwise issued with respect to any Tax matter in response to the COVID-19 (including IRS Notices 2020-18, 2020-20, and 2020-65).

CVR Agreement. “CVR Agreement” shall mean a contingent value rights agreement in substantially the form attached as Exhibit D (subject to changes permitted by Section 1.1(a)).

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, or similar encumbrance.

End Date. “End Date” shall mean February 28, 2023.

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FDA. “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act. “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended, and its implementing regulations that have been duly promulgated and codified in the Code of Federal Regulations.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

GMP Regulations. “GMP Regulations” shall mean the applicable Legal Requirements for current Good Manufacturing Practices for human biopharmaceutical products promulgated by the FDA under the FDA Act and the Public Health Service Act, 42 U.S.C. § 201 et seq., or by any other applicable Governmental Body under similar Legal Requirements in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time (including, for example, 21 C.F.R. Parts 210 and 211).

Good Clinical Practices. “Good Clinical Practices” shall mean standards for clinical trials for biopharmaceuticals (including all applicable requirements relating to protection of human subjects) conducted in the United States, as set forth in the FDA Act, applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54 and 56), and FDA guidance documents, as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any Governmental Body in any other countries where clinical trials involving the Company Products are conducted, including applicable regulations or guidelines from the International Council on Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

Government Contract. “Government Contract” shall mean any Contract that (a) is between the Company, on the one hand, and a Governmental Body, on the other hand or (b) is entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

Government Contract Bid. “Government Contract Bid” shall mean any quotation, offer, bid or proposal made by the Company prior to the Effective Time that, if accepted, would result in or lead to a Government Contract. For avoidance of doubt, the term Government Contract Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.

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Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq Global Market).

Health Care Laws. “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. § 801 et seq.), (f) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Bodies, including foreign agencies with comparable roles as the FDA.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international material patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

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IRS. “IRS” shall mean the United States Internal Revenue Service.

IT Systems. “IT Systems” shall mean any information technology systems used in connection with, and material to, the operation of the business of the Company, including any software and any servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment.

knowledge of the Company. “knowledge of the Company” or a similar phrase shall mean the actual knowledge after reasonable inquiry as of the date of this Agreement of Susan B. Washer, Jon Lieber, Stephen Potter, Janet Rae, David Knop, Susan Schneider, Eduardo Jacobo, Hope D’Oyley Gay and Jerry Reynolds.

knowledge of Parent. “knowledge of Parent” or a similar phrase shall mean the actual knowledge after reasonable inquiry as of the date of this Agreement of Elisa Petris and Chris Hollowood.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available at least one (1) Business Day prior to the execution of the Agreement in the virtual data room maintained by the Company in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company at least two (2) Business Days prior to the execution of this Agreement, and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available at least one (1) Business Day prior to the execution of the Agreement by e-mail to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent at least one (2) Business Days prior to the execution of this Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

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Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Parent Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Companies. “Parent Companies” shall mean (a) Parent, (b) Purchaser and (c) any other Subsidiary of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to, materially and adversely affect the ability of Parent and Purchaser to consummate the transactions contemplated by the Agreement prior to the End Date, provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Parent Material Adverse Effect: any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events.

PEO Plan. “PEO Plan” means any plan, program, practice or Contract that would be a Company Employee Plan but for the fact that it is sponsored or maintained by a professional employer organization.

Person. “Person” shall mean any individual, Entity or Governmental Body, including Parent, the Company and Purchaser.

Reference Date. “Reference Date” shall mean the date that is two Business Days prior to the date of the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean, with respect to a Person, such Person’s directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Rights Agent. “Rights Agent” shall mean a rights agent with respect to the CVRs mutually agreeable to Parent and the Company.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

9

Specified Time. “Specified Time” shall mean the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction (not resulting from a breach of Section 4.4 or 5.1) that is not subject to any financing contingency, which the Company Board shall have determined (after consultation with its financial advisor and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) than the Contemplated Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “more than 80%.”

Tax. “Tax” shall mean any and all (a) federal, state, local, foreign or other tax (including any income tax, franchise tax, profits tax, license tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, environmental tax, escheat or unclaimed property obligation, custom tax, goods and services tax, service use tax, license tax, profit tax or other like assessments or charges in the nature of taxes and imposed by a Governmental Body), whether or not disputed, and (b) charge, fine, penalty, interest, additions to tax, or additional amounts imposed by any Governmental Body in connection with (i) any item described in clause (a) above or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Expenses. “Transaction Expenses” shall mean, without duplication and subject to Section 7.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred or payable by such party (including any such fees or expenses that such party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the process of selling the Company, the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal

10

counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; and (d) only with respect to the Company, any “single-trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the Contemplated Transactions, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken by Parent or by the Company after the Effective Time, or (ii) discharged prior to the Closing).

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Acceptable Confidentiality Agreement	4.4(a)
Acceptance Time	1.1(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.1(b)
Book Entry Shares	1.8(c)
Closing	1.6
Closing Date	1.6
Company	Preamble
Company Adverse Change in Recommendation	5.1(b)
Company Board Recommendation	2.23
Company Certifications	2.4(a)
Company Disclosure Document	2.29
Company ESPP	2.3(c)
Company Leased Real Property	2.8(c)
Company Material Contract	2.10(a)
Company Permitted Encumbrances	2.6
Company Registered IP	2.9(a)
Company SEC Documents	2.4(a)
Company Stock Certificate	1.9
Continuing Employees	5.3(a)
CVR	Recitals
D&O Tail Policy	5.4(c)
Determination Notice	5.1(b)(i)
Dissenting Company Shares	1.8(c)
Effective Time	1.6
End Date	1.1(b)
Enforceability Exceptions	2.10(b)
Environmental Law	2.18(b)

11

Equity Commitment	5.14
Equity Commitment Letter	5.14
Existing D&O Policy	5.1(b)
Expiration Time	1.1(b)
file	2.4(a)
Governmental Grants	2.14(b)
In-the-Money Company Option	5.2(a)
Indemnified Persons	5.4(a)
Initial Expiration Time	1.1(b)
Materials of Environmental Concern	2.18(e)
Maximum Premium	5.4(c)
Merger	Recitals
Purchaser	Preamble
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Ordinary Commercial Agreement	2.16(f)
Parent	Preamble
Parent Benefit Plans	5.3(d)
Paying Agent	1.10(a)
Payment Fund	1.10(a)
Pre-Closing Period	4.1
Release	2.18(e)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
Shares	Recitals
Specified Agreement	7.1(e)
Subsequent Offering Period	1.1(b)
Support Agreements	Recitals
Surviving Corporation	1.4
Termination Fee	7.3(b)(iii)
Triggering Event	7.1(d)
Ultimate Parent	5.14

12

EXHIBIT B

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APPLIED GENETIC TECHNOLOGIES CORPORATION

(attached)

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPLIED GENETIC TECHNOLOGIES CORPORATION

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is

Applied Genetic Technologies Corporation

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law or any successor statute.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of 1,000 shares of Common Stock, ($0.0001) par value per share (the “Common Stock”).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article EIGHTH or adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification, repeal or adoption. If the General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, automatically and without any further action, as of the date of such amendment.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

EXHIBIT C

THIRD AMENDED AND RESTATED BYLAWS

OF

APPLIED GENETIC TECHNOLOGIES CORPORATION

(attached)

THIRD AMENDED AND RESTATED

BY-LAWS

OF

APPLIED GENETIC TECHNOLOGIES CORPORATION

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at 10:00 a.m. Eastern Time or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders, and at such place as the Board of Directors shall each year fix. If no date for the annual meeting is fixed or said meeting is not held on the date determined as provided above, there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such written consent shall have for the purposes of these By-Laws or otherwise all the force and effect of an annual meeting.

Section 2. Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.

Section 3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5. Organization. The Chairman of the Board of Directors or, in his or her absence, such person as the Board of Directors may have designated or, in his or her absence, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business. The Chairman of the Board of Directors or his or her designee or, if neither the Chairman of the Board of Directors nor his or her designee is present at the meeting, then a person appointed by a majority of the Board of Directors, shall preside at, and act as chairman of, any meeting of the stockholders. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.

Section 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in such stockholder’s on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken.

Except as otherwise provided in the terms of any class or series of preferred stock of the Corporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.

Section 8. Action Without Meeting. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (1) signed (including by electronic or facsimile signature) and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation within sixty (60) days of the earliest dated consent by delivery to its registered office in the State of Delaware (in which case delivery shall be by hand or by certified or registered mail, return receipt requested), its principal place of business (including by electronic transmission), or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded (including by electronic transmission). Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 9. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II - BOARD OF DIRECTORS

Section 1. Number, Election, Tenure and Qualification. Except as otherwise specified in the Certificate of Incorporation of the Corporation, the number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Resignation and Removal. Any director may resign at any time upon written notice to the Corporation at its principal place of business or to the chief executive officer or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A written notice of each regular meeting shall not be required.

Section 5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary or one or more of the directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than three (3) days before the meeting or orally, by facsimile, electronic mail or such other form of electronic transmission permitted by law given not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum. At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 9. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 10. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)	To declare dividends from time to time in accordance with law;

(2)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)

To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

(4)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6)

To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,

(8)	To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation’s business and affairs.

Section 11. Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III - COMMITTEES

Section 1. Committees of the Board of Directors. The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee.

ARTICLE IV - OFFICERS

Section 1. Enumeration. The officers of the Corporation shall be the President, the Treasurer, the Secretary and such other officers as the Board of Directors or the Chairman of the Board may determine, including, but not limited to, the Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2. Election. The Chairman of the Board, if any, the President, the Treasurer and the Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors or such officer of the Corporation as it may designate, if any, may, from time to time, elect or appoint such other officers as it or he or she may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 3. Qualification. No officer need be a stockholder. The Chairman of the Board, if any, and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors, but no other officer need be a director. Two or more offices may be held by any one person. If required by vote of the Board of Directors, an officer shall give bond to the Corporation for the faithful performance of his or her duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the Corporation.

Section 4. Tenure and Removal. Each officer elected or appointed by the Board of Directors shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified in the vote electing or appointing said officer. Each officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, shall hold office until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified by any agreement or other instrument appointing such officer. Any officer may resign by giving written notice of his or her resignation to the Chairman of the Board, if any, the President, or the Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein. Any officer may be removed from office with or without cause by vote of a majority of the directors. Any officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, may be removed with or without cause by such officer.

Section 5. Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.

Section 6. President. The President shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.

Section 7. Vice Presidents. The Vice Presidents, if any, in the order of their election, or in such other order as the Board of Directors may determine, shall have and perform the powers and duties of the President (or such of the powers and duties as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents, if any, shall also have such other powers and duties as may from time to time be determined by the Board of Directors.

Section 8. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these By-Laws or be determined from time to time by the Board of Directors. All property of the Corporation in the custody of the Treasurer shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer, if any, shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.

Section 9. Secretary and Assistant Secretaries. The Board of Directors shall appoint a Secretary and, in his or her absence, an Assistant Secretary. The Secretary or, in his or her absence, any Assistant Secretary, shall attend all meetings of the directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. The Secretary or, in his or her absence, any Assistant Secretary, shall notify the directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors. If the Secretary or an Assistant Secretary is elected but is absent from any meeting of directors, a temporary secretary may be appointed by the directors at the meeting.

Section 10. Bond. If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his control and belonging to the Corporation.

Section 11. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by resolution of the Board of Directors. Each holder of stock represented by certificates shall be entitled to have such certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation. Such signatures may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of this Article of these By-Laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 6. Interpretation. The Board of Directors shall have the power to interpret all of the terms and provisions of these By-Laws, which interpretation shall be conclusive.

ARTICLE VI - NOTICES

Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, by sending such notice by courier service, by facsimile, by electronic mail or by such other form of electronic transmission permitted by law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mail or by courier, facsimile or electronic transmission shall be the time of the giving of the notice.

Section 2. Waiver of Notice. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a director or stockholder at a meeting without protesting prior thereto or at its commencement the lack of notice shall also constitute a waiver of notice by such director or stockholder.

ARTICLE VII - INDEMNIFICATION

Section 1. Actions other than by or in the Right of the Corporation. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits. To the extent that any person described in Section 1 or Section 2 of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4. Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.

Section 6. Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7. Insurance. The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 8. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability. If any word, clause or provision of this Article or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article. The intent of this Article is to provide for indemnification of and advancement of expenses to officers and directors of the Corporation the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE VIII - CERTAIN TRANSACTIONS

Section 1. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because the votes of such director or officer are counted for such purpose, if:

(1)

The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)

The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2. Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX - MISCELLANEOUS

Section 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures or such other form of electronic signatures permitted by law may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year. Except as otherwise determined by the Board of Directors from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.

Section 5. Time Periods. In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X - AMENDMENTS

These By-Laws may be amended, added to, rescinded or repealed by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any meeting of the stockholders or of the Board of Directors, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

EXHIBIT D

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2022 (this “Agreement”), is entered into by and between Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare, the “Rights Agent”), as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Alliance Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 23, 2022 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”) and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares immediately prior to the Effective Time (other than holders of Excluded Shares and Dissenting Company Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSUs immediately prior to the Effective Time and holders of Company Options immediately prior to the Effective Time with an exercise price per share less than the Cash Consideration (as defined in the Merger Agreement), in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive CVRs as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least twenty percent (20%) of the outstanding CVRs as set forth on the CVR Register.

“Agreement” is defined in the Preamble to this Agreement.

1

“Assignee” has the meaning set forth in Section 7.3.

“Bionic Sight Equity” means the two million six hundred sixty-four thousand one hundred and thirty-eight (2,664,138) shares of Common Stock, par value $0.001 per share, of Bionic Sight, Inc. owned by the Company as of the Effective Time.

“BLA” means a Biologics License Application, as defined under 21 U.S.C. 262 and Title 21 of the U.S. Code of Federal Regulations, Part 601, that is submitted to the FDA in order to receive the FDA’s approval to commercialize a biological product in the United States for the indications set forth in such BLA.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any Parent Affiliate), (ii) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (iii) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Funds” has the meaning set forth in Section 2.4(h).

2

“AGTC-501” means the product currently referred to by the Company as “AGTC-501” that (a) is an AAV vector having the capsid sequence disclosed as VP1, VP2, and VP3 in Schedule 1, expressing the RPGR protein encoded by the codon-optimized RGPR sequence disclosed in Schedule 1 under the control of the GRK promoter and (b) is manufactured using a manufacturing process that is regarded by the FDA as comparable for regulatory purposes to the product’s current Process 1.

“Gross Proceeds” means the aggregate amount of (a) all cash consideration actually received by Parent or Parent Affiliates in connection with the achievement of Milestone 1 and (b) with respect to any non-cash consideration actually received by Parent or Parent Affiliates in connection with the achievement of Milestone 1, including shares of stock, all amounts received by Parent or Parent Affiliates in connection with the monetization of such non-cash consideration only to the extent such monetization event occurs and such amounts are received by Parent or Parent Affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. Rights to receive future payments, including royalty streams, milestone payments, amounts placed in escrow or other contingent payments shall not be treated (as such) as “non-cash consideration” but shall only be counted as Gross Proceeds to the extent that such payments are released from escrow or otherwise monetized by the Parent or Parent Affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. The assumption of any future liability or obligation will not be treated as “non-cash consideration” and will be disregarded. For clarity, (i) if the achievement of Milestone 1 also involves assets that are not related to Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets, but are related to other proprietary technology, products or assets of Parent or Parent Affiliates, then the total consideration will be allocated among such Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets and such other technology, products and assets, and only that consideration allocated to the achievement of Milestone 1 will be included in Gross Proceeds and (ii) any Gross Proceeds received by Parent or any Parent Affiliates that relate to the Manufacturing Assets will be reduced by any future amounts that Parent or any Parent Affiliates is committed to pay to the transferee of the Manufacturing Assets or any of its affiliates. In addition, Gross Proceeds shall be reduced by the sum of: (y) any and all Taxes (including any income tax, profits tax, license tax, capital gains tax, gross receipts tax and value-added tax) imposed by a Governmental Body and paid or payable by Parent or any Parent Affiliate with respect to any Gross Proceeds and (z) all out-of-pocket transaction costs incurred by Parent or any Parent Affiliate for the negotiation, entry into and closing of a Milestone 1 transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.5(a).

“Manufacturing Assets” means any and all assets held by the Company at September 30, 2022 and specifically allocated in the Company’s records at that date to the Company’s planned 21,250 square foot current Good Manufacturing Practices manufacturing and quality control facility adjacent to the Company’s Florida facility, including, without limitation, that certain Lease, dated as of May 13, 2021, between Alachua Foundation Park Holding Company II, LLC and the Company; but specifically excluding any and all assets relating to the Company’s process development group unless otherwise agreed by Parent.

3

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means each of Milestone 1, Milestone 2, Milestone 3 and Milestone 4.

“Milestone 1” means (a) the sale, license, transfer, spin-off of, or the occurrence of any other monetizing event, whether in a single or multiple transactions, involving, all or any part of the Non-RPGR Assets, (b) the sale or transfer of the Bionic Sight Equity and/or (c) the sale, lease or transfer of the Manufacturing Assets, in each case, that closes on or prior to the Milestone 1 Deadline Date and other than, in each case, any such transaction involving solely a Parent Affiliate and in which the Company, the Purchaser, Parent or any Parent Affiliate receives aggregate Gross Proceeds in excess of five million dollars ($5,000,000).

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to the quotient of: (A) the amount by which the sum of (i) sixty percent (60%) of the Gross Proceeds attributable to the Non-RPGR Assets and/or (ii) one hundred percent (100%) of the Gross Proceeds attributable to the Bionic Sight Assets and/or (iii) one hundred percent (100%) of the Gross Proceeds attributable to the Manufacturing Assets (reduced as set out in the final sentence of the definition of Gross Proceeds above), collectively, exceeds five million dollars ($5,000,000), divided by (B) the total number of CVRs outstanding as of the date of achievement of Milestone 1; provided, however, that, in no event shall the aggregate amount payable to all Holders of CVRs in connection with the achievement of Milestone 1 exceed twelve million five hundred thousand dollars ($12,500,000) in the aggregate (the “Maximum Milestone 1 Amount”).

“Milestone 1 Deadline Date” means the date that is eighteen (18) months after the Closing Date of the Merger.

“Milestone 2” means FDA approval of a BLA for AGTC-501 to treat patients with XLRP caused by mutations in the RPGR gene, as evidenced by the written notice of such approval by the FDA; provided, that, such approval (a) must be consistent with the patient population, at a minimum, as established by the inclusion/exclusion criteria of patients studied in the pivotal clinical trial, (b) may be subject to conditions of use, contraindications, or otherwise limited, and (c) may contain a commitment to conduct a post-approval study or clinical trial (the “Marketing Approval”).

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of CVRs outstanding as of the date of achievement of Milestone 2.

“Milestone 3” means, as of the date of Marketing Approval, that no other AAV gene therapy product expressing the RPGR protein (including any derivative or shortened version of the RPGR protein) has received a marketing approval from the FDA.

4

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of then-outstanding CVRs.

“Milestone 4” means the first date on which Net Sales in any Calendar Year is equal to or exceeds one hundred million dollars ($100,000,000).

“Milestone 4 Amount” means, with respect to the achievement of Milestone 4, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of CVRs outstanding as of the date of achievement of Milestone 4.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means each of the Milestone 1 Amount, the Milestone 2 Amount, the Milestone 3 Amount and the Milestone 4 Amount.

“Net Sales” means the gross amount invoiced by Parent, any Parent Affiliates (including the Surviving Corporation) or any of its Sublicensees (each, a “Selling Party”) to a Third Party for sales or transfers for value of AGTC-501, less the following deductions actually incurred, allowed, paid and accrued, in each case, as calculated in accordance with U.S. GAAP consistently applied:

(i) customary trade, cash and quantity discounts and allowances actually given to customers;

(ii) rebates, credits and allowances actually given by reason of rejections, returns, damaged or defective product or recalls, or any other items returned or returnable in accordance with policy;

(iii) government-mandated rebates, credits and adjustments paid or deducted;

(iv) customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, wholesaler fees (including but not limited to packing, handling, freight, shipment and insurance costs), group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal/national state/provincial, local and other governments, including their agencies;

(v) custom charges, freight, postage, shipping, insurance, handling and other transportation expenses to the extent included in the price and separately itemized on the invoice;

(vi) amounts written off as uncollectable debt; provided, that, the amount of any uncollectable debt deducted pursuant to this exception and actually collected in any subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

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(vii) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of AGTC-501 (but not including taxes assessed against the net income derived from such sale).

No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Furthermore, Net Sales shall not include use of, disposition of, or sale at or below the direct manufacturing cost of, AGTC-501 by Parent, any Parent Affiliates (including the Surviving Corporation) and/or its Sublicensees of AGTC-501 for non-clinical or clinical studies, samples, grants, treatment IND sales, named patient sales, compassionate use sales, patient-assistance programs or charitable donations.

Resales or sales of AGTC-501 made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-affiliate Third Party (other than a Selling Party) shall be included in the computation of Net Sales.

In the event of any sale of AGTC-501 for any consideration other than monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, AGTC-501 shall be deemed to have been sold for cash at the weighted (by sales volume) average sale price of AGTC-501 in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country, territory or possession in which such sale or other disposition occurred during the applicable accounting period in accordance with GAAP consistently applied.

In the event that AGTC-501 is sold as part of a Combination Product in any country, territory or possession (where “Combination Product” means any pharmaceutical product which comprises AGTC-501 and other active compound(s), ingredient(s) and/or device(s) (each, an “Other Product”), the Net Sales of AGTC-501, for the purposes of determining milestone payments, shall be determined by multiplying actual Net Sales of such Combination Product in such country, territory or possession as determined in the first paragraph of the definition of “Net Sales” (“Combination Product Net Sales”) by the fraction A/(A+B) where A is the weighted average net selling price of AGTC-501 in such country, territory or possession when sold separately (i.e., without the Other Product) and B is the weighted average net selling price of the Other Product in such country, territory or possession when sold separately, in each case, during the relevant period.

In the event that the weighted average sale price of AGTC-501 can be determined but the weighted average sale price of the Other Product cannot be determined, Net Sales for purposes of determining milestone payments shall be calculated by multiplying the Combination Product Net Sales by the fraction A/C where A is the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) and C is the weighted average net selling price of the Combination Product in such country.

If either (a) the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) cannot be determined but the weighted average net selling price of the Other Product in such country when sold separately can be determined, or (b) neither the weighted average net selling price of the Other Product or AGTC-501 in such country when sold separately can be determined, then the Net Sales apportioned to AGTC-501 shall be calculated by Parent in good faith in accordance with U.S. GAAP consistently applied taking into account the standards set forth above.

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All Net Sales shall be computed in U.S. dollars, and where any Net Sales are calculated in a currency other than U.S. dollars, they shall be translated into U.S. dollars using Parent’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into US Dollars and in accordance with U.S. GAAP consistently applied.

“Non-RPGR Assets” means any and all assets, tangible and intangible, including, without limitation, all Intellectual Property, data, documentation, agreements and licenses, inventory related to drug products, raw materials and biological materials that, in any case, (a) relate solely to the Company’s clinical and pre-clinical programs for indications other than XLRP and (b) are listed on Schedule 2 attached hereto. For clarity, Non-RPGR Assets shall exclude the Bionic Sight Equity and the Manufacturing Assets.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (f) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (g) as provided in Section 2.6; provided that the term “Permitted Transfer” in respect of a CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement shall be limited to the event described in subsection (a), unless Parent permits otherwise.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Purchaser” has the meaning set forth in the Recitals of this Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“RPGR” means Retinitis Pigmentosa GTPase Regulator.

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“Shares” is defined in the Preamble to this Agreement.

“Sublicensee” shall mean a Third Party that is granted a license or sublicense of Parent’s rights to AGTC-501.

“Third Party” means a Person other than Parent, the Rights Agent, the Holders or their respective Affiliates.

“XLRP” means X-linked retinitis pigmentosa.

1.2 Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement or the Merger Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement or the Merger Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date; (g) references to any Contract are to that Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time; (h) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”); (i) all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise; and (j) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2. CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders immediately prior to the Effective Time shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof. Parent shall notify the Rights Agent upon the occurrence of the Effective Time and the Closing Date.

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2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the CVR Register in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify the Parent of the same. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of

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applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and accompanied by such other evidence of the Holder’s identity or interest in the CVR, as reasonably requested by the Rights Agent. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If any Milestone is achieved, then, (i) with respect to Milestone 2, Milestone 3 and Milestone 4, on a date that is within ninety (90) days following the last day of such Calendar Quarter in which such Milestone is achieved and (ii) with respect to Milestone 1, (A) for any Gross Proceeds received on or prior to the Milestone 1 Deadline Date, on the earlier of (1) a date that is within thirty (30) days of the Milestone 1 Deadline Date and (2) a date that is within thirty (30) days following the last day of the Calendar Quarter in which the Maximum Milestone 1 Amount is earned and (B) with respect to any Gross Proceeds that are non-cash, including shares of stock and future payments (including royalty streams, milestone payments, amounts placed in escrow and other contingent payments) that are, in each case, monetized (or in the case of escrow payments, actually received) by Parent after the Milestone 1 Deadline Date and on or before the fifth anniversary of the Closing Date of the Merger (the “Milestone 1 Non-Cash Payment Deadline Date”), on the earlier of (1) a date that is within thirty (30) days of the Milestone 1 Non-Cash Payment Deadline Date and (2) a date that is within thirty (30) days following the last day of the Calendar Quarter in which the Maximum Milestone 1 Amount is earned, Parent will deliver to the Rights Agent (A) a notice (a “Milestone Notice”) indicating the achievement of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment, and (B) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2 as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.

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(c) Parent shall be entitled to deduct or withhold, or cause the Rights Agent or the Surviving Corporation to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Legal Requirement, as may be reasonably determined by Parent and communicated to the Rights Agent in writing. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments (as hereinafter defined)), Parent shall instruct the Rights Agent to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Legal Requirement, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding. Prior to the Effective Time, Parent and the Rights Agent will cooperate to establish procedures for complying with applicable tax reporting, withholding and remittance obligations arising from any payments of the Covered Milestone Payments.

(d) Any funds delivered to the Rights Agent for payment to Holders as Milestone Payments that remain undistributed to the Holders on the one (1) year anniversary of the applicable milestone payment date, will be delivered by the Rights Agent to Parent (or its designee), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Legal Requirement) only as general unsecured creditors thereof under applicable Legal Requirements with respect to the Milestone Payments that may be payable.

(e) Neither Parent, any Parent Affiliate, the Rights Agent nor any of its affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent in accordance with Section 7.4. The indemnification provided by this Section 2.4(e) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

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(f) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Legal Requirements, the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs (or Shares), and (iii) Milestone Payments paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, for all U.S. federal and applicable state and local income tax purposes, as compensation for services in the year in which the Milestone Payment is made. Notwithstanding the foregoing, to the extent required by applicable tax Legal Requirements, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

(g) If a Milestone is not achieved during a Calendar Year, then on or before the date that is sixty (60) days after the expiration of each such Calendar Year, Parent shall deliver to the Rights Agent a certificate certifying that such Milestone has not occurred and directing the Rights Agent to deliver a copy of such certificate to each Holder (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate.

(h) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

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(b) The CVRs shall not represent any equity or ownership interest in Parent , Parent Affiliates or in any constituent company to the Merger or any of their respective Subsidiaries or affiliates. The rights of the Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any Parent Affiliate without consideration therefor. Nothing in this Agreement shall prohibit Parent or any Parent Affiliate from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any Parent Affiliate shall be automatically deemed to be extinguished.

3. THE RIGHTS AGENT

3.1 Appointment; Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it, in the absence of bad faith, to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

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(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent or any other Person of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including the reasonable out-of-pocket costs and expenses of counsel in defending Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Parent;

(i) anything to the contrary notwithstanding, in the absence of fraud, bad faith or willful misconduct (each as determined by a final non-appealable judgment of court of competent jurisdiction) on the part of the Rights Agent, (i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) month period immediately preceding the event for which recovery from the Rights Agent is being sought;

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(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement agreed upon in writing by the Rights Agent and Parent prior to the date hereof, (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); and (iii) to reimburse all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Parent, to the Holders or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(l) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to the Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Parent or for any other Person;

(m) the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(n) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(o) the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(p) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

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(q) the provisions of this Section 3.2 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by written notice specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of the predecessor Rights Agent which survive pursuant to Section 3.3 of this Agreement), powers, trusts and duties of the retiring Rights Agent.

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4. COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in the form received by Parent from the Paying Agent in the Offer, the Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders promptly upon the Effective Time.

4.2 Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, Parent shall deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4(a), the aggregate amount necessary to pay the applicable Milestone Payment to all Holders.

4.3 Books and Records. Parent shall, and shall cause the Parent Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the achievement of the Milestone Payments payable hereunder.

4.4 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5 Audit Rights.

(a) Upon reasonable advance written notice from the Acting Holders provided to Parent not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and the Parent Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales for purposes of the achievement of Milestone 4 and the Milestone 1 Amount, if any, hereunder; provided, that, (x) such Acting Holders (and the Independent Accountant) shall enter into customary confidentiality agreements reasonably satisfactory to Parent no less stringent than the confidentiality obligations of the parties under this Agreement with respect thereto with respect to the Confidential Information of Parent or the Parent Affiliates to be furnished pursuant to this Section 4.5, which confidentiality agreements shall not prohibit the Acting Holders from communicating any such information with the Holders who have a need to know such information; provided, that, any such recipients are subject to confidentiality obligations no less stringent than the confidentiality obligations of the parties under this Agreement with respect thereto, and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of the Parent Affiliates; provided that Parent may, and may cause the Parent

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Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.5(a). The decision of such Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Parent shall not enter into any transaction constituting a Change of Control unless such agreement contains provisions that would permit such Independent Accountant with such access to the records of the acquiring party in such Change of Control if and to the extent as are reasonably necessary to ensure compliance with this Section 4.5. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that, if the Independent Accountant concludes that Parent has underreported or underpaid Parent’s calculation of Net Sales and the payment of the Milestone 1 Amount by more than five percent (5%), the fees charged by such Independent Accountant shall be paid by Parent.

(b) If, in accordance with the procedures set forth in Section 4.5(a), the Independent Accountant concludes that Milestone 1 Amount or Milestone 4 Amount should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report and in no event later than December 31 of the Calendar Year that includes such delivery date, pay each Holder such Milestone 1 Amount or the Milestone 4 Amount, as applicable, pursuant to Section 2.4(a).

5. AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) subject to Section 3.3(d), to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

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(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi) for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall deliver (or cause the Rights Agent to deliver) a notice thereof to the Holders.

Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holders or the Rights Agent), with the consent of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

5.2 Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by (a) the Rights Agent and Parent (with respect to amendments permitted under Section 5.1), and (b) the Rights Agent and Parent (with respect to amendments permitted under Section 5.2). The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, powers, immunities or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

5.3 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6. REMEDIES OF THE HOLDERS

6.1 Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

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(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment after a period of ten (10) Business Days after such Milestone Payment shall become due and payable; or

(b) breach in any material respect of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such breach for a period of ninety (90) days after a written notice specifying such breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, in their discretion, commence a proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2 Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

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7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) as applicable to Parent only, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) as applicable to Parent only, if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Computershare Trust Company, N.A.

150 Royall St.

Canton, MA 02021

Attention: Legal Department

If to a Holder or any and all Holders:

In accordance with Section 7.2.

If to Parent, to it at:

Alliance Holdco Limited

8 Bloomsbury Street

London, United Kingdom, WC1B 3S

Attention: Dr. Christopher Hollowood

E-mail: c.hollowood@synconaltd.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

1 Financial Center

Boston, Massachusetts 02111

Attention: Matthew J. Gardella; Matthew W. Tikonoff

E-mail: MGardella@mintz.com; MWTikonoff@mintz.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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7.3 Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder (a) to one or more Parent Affiliates for so long as they remain Parent Affiliates and any such Parent Affiliate may assign any or all of its rights, interests and obligations hereunder to one or more other Parent Affiliates for so long as they remain Parent Affiliates (each, an “Assignee”); provided that each such Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; and (b) to any Third Party in connection with a Change of Control or the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction; provided that such Third Party agrees to assume and be bound by all of the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly agree to assume and be bound by all of the terms and conditions of this Agreement. This Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Unless a successor or assignee meets the requirements set forth in Section 3.3(b), Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5 Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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7.6 Disputes.

(a) In the event of any dispute arising out of our relating to this Agreement, including the interpretation, validity, performance, or breach thereof (a “Dispute”), any party shall give written notice to the other party or parties. Within thirty (30) days of such notice, executives of the parties with full authority shall meet in person or by videoconference in order to resolve the Dispute. Except as necessary to avoid irreparable harm or avoid expiration of a pertinent statute of limitations, no party shall initiate any arbitration or judicial proceeding in respect of the Dispute until such conference has been had or refused.

(b) Any Dispute among Parent and/or the Holders (but not involving the Rights Agent or to which the Rights Agent is not a party) not so resolved shall be settled exclusively by final and binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association under its Commercial and International Rules.

(i) The place of the arbitration shall be Wilmington, Delaware, except that hearings may be held in such other places or by videoconference as the Parties may agree or the arbitrator(s) may order.

(ii) The arbitration shall be conducted in the English language, with the Parties to bear their own costs of any translation.

(iii) Except as necessary to vacate or confirm any award, the fact of and evidence in the arbitration shall be strictly confidential, unless already known to or in the public domain without fault of the disclosing party.

(iv) The right and obligation to arbitrate under this section 7.6 shall extend to any claim by or against any parent, subsidiary, affiliate, officer, director, manager, agent, or employee of a party.

(v) The prevailing party or parties shall be entitled to an award of all costs, fees, and expenses reasonably incurred in the successful prosecution or defense of any claim.

(vi) Any monetary award shall be rendered and satisfied exclusively in United States dollars, free of any tax or other deduction.

(c) Any Dispute involving the Rights Agent or to which the Rights Agent is a party shall be conducted exclusively in the state or federal courts sitting in or for New Castle County, Delaware, except that any judgement thereof may be enforced in any court of competent jurisdiction.

(d) Without derogation of the obligation to arbitrate pursuant to Section 7.6(b), any judicial proceedings in respect of a Dispute shall be conducted exclusively in the state or federal courts sitting in or for New Castle County, Delaware, except that any judgement thereof or any arbitral award may be enforced in any court of competent jurisdiction.

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7.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties; provided, however, that if such illegal, void or unenforceable provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent and the Holders. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the full amount of each potential Milestone Payment required to be paid under the terms of this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) the final determination that no further Milestone Payments will ever be payable under of this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 3.2, 7.4 to 7.8 and 7.11, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9 Entire Agreement; Counterparts. As it relates to the Rights Agent, this Agreement constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between the Parent and the Company, this Agreement, and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

7.10 No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that (i) neither party owes any fiduciary duties to the Holders and (ii) the other party, its affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective affiliates, officers, directors or controlling Persons. The only obligations of the Parent and the Rights Agent to each other and their affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.11 Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person.

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(i) Definition. As used herein, “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, trade secrets. financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to any other party or its Affiliates, agents or representatives before or during the term of this Agreement. Confidential Information shall not include any information that is: (a) already known to any other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of such other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by a party without access to the Confidential Information of any other party; provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by Parent.

(ii) Obligations of Confidentiality and Non-Use. All Confidential Information of a party will be held in confidence by each other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. No party will disclose in any manner Confidential Information of any other party in any form to any person or entity without the other party’s prior consent. However, any party may disclose relevant aspects of any other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party shall ensure that such agent and subcontractor are contractually bound to confidentiality terms no less stringent than the obligations set forth in this Section 7.11.

(iii) Required Disclosures. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other parties to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by Legal Requirements.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:
ALLIANCE HOLDCO LIMITED

By:

Name:
Title:

RIGHTS AGENT:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., on behalf of both entities

By:

Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule 1

Sequence and Capsid Description

Schedule 2

Description of Non-RPGR Assets

EXHIBIT E

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer (in accordance with, and to the extent permitted by, the Agreement), if any of the conditions set forth below shall not have been satisfied or waived (except for with respect to clause (a), which may not be waived) in writing by Parent:

(a) immediately prior to the-then scheduled expiration of the Offer, the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any Subsidiary of Parent, equals at least one share more than 50% of the total number of (i) all shares of Company Common Stock then outstanding (treating, for these purposes shares of Company Common Stock subject to Company RSUs as outstanding) plus (ii) the aggregate number of Company Shares issuable to holders of Company Options and Company Warrants from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Company Shares have not yet been issued to such exercising holders of Company Options and Company Warrants) (the “Minimum Condition”), provided that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h) (6)(f) of the DGCL); and

(b) no Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Agreement it is required to comply with or perform at or prior to the Acceptance Time; and

(e) (i) the Company Designated Representations shall have been accurate in all material respects as of the date of the Agreement and shall be accurate in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (1) all materiality and “Company Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(ii) the Company Capitalization Representations shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been true and correct in all respects as of such date), except to the extent the failures of the Company Capitalization Representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $1,000,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects; and

(iii) the representations and warranties of the Company set forth in clause (a) of Section 2.5 shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(iv) each of the representations and warranties of the Company (other than the Company Designated Representations, the Company Capitalization Representations and the representations and warranties of the Company set forth in clause (a) of Section 2.5) shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except for inaccuracies of such representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality and “Company Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(f) Parent and Purchaser shall have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Time, to the effect that the conditions set forth in clauses (c), (d) and (e) have been satisfied; and

(g) the Agreement shall not have been validly terminated in accordance with its terms;

(h) there shall not be pending any Legal Proceeding in which a Governmental Body is a party: (i) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Company; (iv) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or the Company; and

(i) as of the Expiration Time the aggregate liability of the Company for the Black-Scholes Value (as defined in the Company 2022 Warrants) potentially payable to the holders of Company 2022 Warrants pursuant to the fourth sentence of Section 3(d) of the Company 2022 Warrants (the “Warrant Liability”) shall not exceed $9,500,000, such liability to be calculated (i) in accordance with the methodology and illustrative calculation set forth in Part E-1 of the Company Disclosure Schedule and (ii) assuming that (x) the Black-Scholes Value (as defined in the Company 2022 Warrants) shall be calculated as if the phrase “on the Trading Day of the Holder’s request pursuant to this Section 3(d)” were replaced with the phrase “at the Expiration Time” in clause (C)(ii) of the fifth sentence of Section 3(d) of the Company 2022 Warrants and (y) all holders of Company 2022 Warrants outstanding as of the Expiration Time are deemed to have exercised their right under the Company 2022 Warrants to receive payment of the Black-Scholes Value (as defined in the Company 2022 Warrants) from the Company at the Expiration Time.

The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.